As filed with the Securities and Exchange Commission on August 5, 2020.

Registration No. 333-239944

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REMARK HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	4899	33-1135689
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

800 S. Commerce Street

Las Vegas, NV 89106

702-701-9514

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

With a copy to:

Robert H. Friedman, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, NY 10019 Telephone: (212) 451-2300	M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, NY 10036 Telephone: (212) 421-4100

(Name, address, including zip code and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Units consisting of:
(i) Series A Cumulative Redeemable Perpetual Preferred Stock par value $0.001 per share	690,000	$25.00	$17,250,000	$2,239.05
(ii) Warrants which may become exercisable to purchase shares of common stock, par value $0.001 per share	[•]	—	—	—
Total	[•]	[•]	$17,250,000	$2,239.05

(1)	Includes 90,000 shares to cover the exercise of the over-allotment option granted to the underwriters.
(2)	Fee previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated AUGUST 4, 2020

PRELIMINARY PROSPECTUS

REMARK HOLDINGS, INC.

600,000 Shares of 9.5% Series A Cumulative Redeemable Perpetual Preferred Stock

[•] Warrants Which May Become Exercisable to Purchase up to [•] Shares of Common Stock

We are offering a total of 600,000 units (each, a “Unit” and collectively, the “Units”), each Unit consisting of: (i) one share of our 9.5% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred”), and (ii) one warrant (each, a “Warrant” and collectively, the “Warrants”) which may become exercisable for [•] shares of our common stock, par value $0.001 per share (“Common Stock” or “Warrants Shares”), at an exercise price of $[•] (the “Exercise Price”) per Warrant Share. The shares of Common Stock issuable upon exercise of the Warrants are not being offered pursuant to this prospectus and are not being registered on the registration statement of which this prospectus is a part.

The Units will be sold for a purchase price equal to $25.00 per Unit. Units will not be issued or certificated. The shares of Series A Preferred and the Warrants are immediately separable and will be issued separately. The Warrants will expire on the fifth anniversary of the date of issuance.

For a more detailed description of the Series A Preferred, see the section entitled “Description of Offered Securities – Series A Preferred.” For a more detailed description of the Warrants, see the section entitled “Description of Offered Securities – Warrants.”

Prior to this offering, there has been no public market for the Units, the Series A Preferred or the Warrants. We anticipate that upon the Securities and Exchange Commission (the “SEC”) declaring the registration statement effective, and Financial Industry Regulatory Authority, Inc. (“FINRA”) approving the symbol we requested for the shares of Series A Preferred, that the Series A Preferred will initially be subject to quotation and trading on The Nasdaq Stock Market LLC (“Nasdaq”), of which there can be no assurance, under the symbol “MARKP.” We do not intend to list the Warrants on any national securities exchange or any other nationally recognized trading system.

	Per Unit	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us	$	$

Investing in our securities involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 10 of this prospectus. You should carefully consider these risk factors, as well as the information contained in this prospectus, before purchasing any of the securities offered by this prospectus.

We have granted the underwriters an option for a period of 45 days to purchase an additional 90,000 Units. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $[•], and the total proceeds to us, before expenses, will be $[•].

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The underwriters expect to deliver the shares of Series A Preferred and the Warrants to purchasers on or about [•], 2020.

Joint Book-Running Managers
Roth Capital Partners	The Benchmark Company

The date of this prospectus is [•], 2020

You should rely only on the information contained or incorporated into this prospectus. Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. You should also read this prospectus together with the additional information described under “Additional Information” and “Information Incorporated by Reference.”

Unless the context otherwise requires, we use the terms “we,” “us,” “the Company” and “our” to refer to Remark Holdings, Inc. and its consolidated subsidiaries.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information included or incorporated by reference in this prospectus contains “forward-looking statements” about our plans, strategies, objectives, goals or expectations. You will find forward-looking statements principally in the sections entitled “Prospectus Summary” and “Risk Factors”. These forward-looking statements are identifiable by words or phrases indicating that we or our management “expects,” “anticipates,” “plans,” “believes,” or “estimates,” or that a particular occurrence or event “will,” “may,” “could,” “should,” or “will likely” result, occur or be pursued or “continue” in the future, that the “outlook” or “trend” is toward a particular result or occurrence, that a development is an “opportunity,” “priority,” “strategy,” “focus,” that we are “positioned” for a particular result, or similarly stated expectations. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date of this prospectus, other report, release, presentation, or statement.

In addition to other risks and uncertainties described in connection with the forward-looking statements contained in this prospectus and other periodic reports filed with the SEC, there are many important factors that could cause actual results to differ materially. Such risks and uncertainties include general business conditions, changes in overall economic conditions, our ability to integrate acquired assets, the impact of competition and other factors which are often beyond our control.

This should not be construed as a complete list of all of the economic, competitive, governmental, technological and other factors that could adversely affect our expected consolidated financial position, results of operations or liquidity. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may impair our business, operations, liquidity, financial condition and prospects. We undertake no obligation to update or revise our forward-looking statements to reflect developments that occur or information that we obtain after the date of this prospectus.

Prospectus Summary

This prospectus summary contains an overview of the information from this prospectus, but may not contain all of the information that is important to you. This prospectus includes specific terms of the offering, information about our business, and financial data. We encourage you to read this prospectus, including the “Risk Factors” section beginning on page 10, in its entirety before making an investing decision. You should read this prospectus together with additional information described below under the heading “Where You Can Find Additional Information.” As used in this prospectus, the terms “we,” “us,” and “our” refer to Remark Holdings, Inc. and subsidiaries, which include our consolidated variable-interest entities (“VIEs”), unless the context indicates a different meaning.

Our Business

We are primarily technology-focused. Our KanKan data intelligence platform serves as the basis for our development and deployment of artificial-intelligence-based (“AI-based”) solutions for businesses in many industries and geographies. We also own and operate an e-commerce digital media property focused on a luxury beach lifestyle.

We were originally incorporated in Delaware in March 2006 as HSW International, Inc., we changed our name to Remark Media, Inc. in December 2011, and as our business continued to evolve, we changed our name to Remark Holdings, Inc. in April 2017.

Our Common Stock is listed on the Nasdaq Capital Market under the ticker symbol MARK. Our website is www.remarkholdings.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus.

Our Address

Our principal executive offices are located at 800 S. Commerce Street, Las Vegas, NV 89106, and our telephone number is (702) 701-9514.

Before you invest in any of the securities offered hereby, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors.”

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The Offering

The following summary contains basic terms about this offering and the securities we are offering and is not intended to be complete. It may not contain all of the information that is important to you. You should read the more detailed information contained in this prospectus, including but not limited to, the risk factors beginning on page 10. For a more complete description of the terms of the securities we are offering, see “Description of Offered Securities.” Reference is also made to the Certificate of Designations of 9.5% Series A Cumulative Redeemable Perpetual Preferred Stock, which is filed as Exhibit 4.7 to the registration statement of which this prospectus is a part (the “Series A Certificate of Designations”) and the form of Warrant, which is filed as Exhibit 4.8 to the registration statement of which this prospectus is a part.

Issuer	Remark Holdings, Inc.
Securities Offered

600,000 Units, each Unit consisting of (i) one share of 9.5% Series A Cumulative Redeemable Perpetual Preferred Stock and (ii) one Warrant which may become exercisable for [•] shares of Common Stock at an Exercise Price of $[•] per Warrant Share (690,000 Units if the underwriters exercise in full their option to purchase additional Units). Units will not be issued or certificated. The shares of Series A Preferred and the Warrants are immediately separable and will be issued separately.

Offering Price	$25.00 per Unit.
Description of Series A Preferred:
Dividends

Holders of shares of the Series A Preferred are entitled to receive, when, as and if declared by our board of directors (the “Board’), out of funds legally available for the payment of dividends, cumulative cash dividends at a rate of 9.5% per annum of the $25.00 per liquidation preference (equivalent to $2.375 per annum per share). All accrued dividends on the Series A Preferred shall be paid in cash only when, as and if declared by the Board out of funds, legally available therefor or upon a liquidation or redemption of the Series A Preferred. Our ability to pay cash dividends on the Series A Preferred requires us to have either net profits or positive net assets (total assets less total liabilities) over our capital, in order to be permitted to pay dividends under applicable provisions of the Delaware General Corporation Law (the “DGCL”).  We cannot assure you that we will have either net profits or positive net assets over our capital.

Dividends on our Series A Preferred accrue daily and will be cumulative, from, and including, the date of original issue and payable on the 15th day of each calendar month (each such date, a “Dividend Payment Date”), provided that if any Dividend Payment Date is not a business day, then the dividend that would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that Dividend Payment Date to the next succeeding business day.

Dividends will be payable to holders of record as they appear in our stock records for the Series A Preferred at the close of business on the corresponding record date, which shall be the last day of the calendar month, whether or not a business day, immediately preceding the month in which the applicable Dividend Payment Date falls (each, a “Dividend Record Date”). As a result, holders of shares of Series A Preferred will not be entitled to receive dividends on a Dividend Payment Date if such shares were not issued and outstanding on the applicable Dividend Record Date. The first dividend on our Series A Preferred sold in this offering is payable on [•], 2020 (in the amount of $0.1979 per share) to holders of record of the Series A Preferred at the close of business on [•], 2020.

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Any dividend payable on the Series A Preferred, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Holders of shares of Series A Preferred offered hereby will be entitled to receive the full amount of all dividends payable on the Series A Preferred from the Dividend Payment Date immediately preceding the date of issuance of the Series A Preferred offered hereby.

No Maturity, Sinking Fund or Mandatory Redemption	The Series A Preferred has no maturity date, and we are not required to redeem the Series A Preferred. Accordingly, the Series A Preferred will remain outstanding indefinitely unless we decide to redeem it pursuant to our optional redemption right or special optional redemption right in connection with a Change of Control (as defined below). We are not required to set aside funds to redeem the Series A Preferred.
Optional Redemption	The Series A Preferred may be redeemed in whole or in part, at our option, any time on or after [•], 2023, upon not less than 30 days nor more than 60 days’ written notice by mail prior to the date fixed for redemption thereof, for cash at a redemption price equal to $25.00 per share of Series A Preferred, plus any accumulated and unpaid dividends to, but not including, the redemption date. See the section entitled “Description of Series A Preferred—Redemption—Optional Redemption” for further details.
Special Optional Redemption	Upon the occurrence of a Change of Control, we may redeem the shares of Series A Preferred, at our option, in whole or in part, within 120 days of any such Change of Control, for cash at $25.00 per share of Series A Preferred, plus accumulated and unpaid dividends (whether or not declared) to, but excluding, the redemption date.

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A “Change of Control” is deemed to occur when, after the original issuance of the Series A Preferred, the following have occurred and are continuing:

•      the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions shall have acquired our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•      following the closing of any transaction referred to in the bullet point above, neither the Company nor the acquiring or surviving entity has a class of common equity securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American LLC or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American LLC or the Nasdaq Stock Market.

Liquidation Preference	If we liquidate, dissolve or wind up, holders of the Series A Preferred will have the right to receive $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date of payment, before any payment is made to the holders of our Common Stock. Please see the section entitled “Description of Series A Preferred— Liquidation Preference.”
Ranking	The Series A Preferred will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, (1) senior to all classes or series of our Common Stock and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3); (2) on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series A Preferred with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; (3) junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, including any other series of Preferred Stock; and (4) junior to all of our existing and future indebtedness. See “Description of Series A Preferred—Ranking” for further information.

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Limited Voting Rights

Holders of Series A Preferred will have no voting rights, except as set forth below or as otherwise required by law.

Except as expressly stated in the Series A Certificate of Designations or as may be required by applicable law, the Series A Preferred does not bestow any relative, participating, optional or other special voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any corporate action.

Please see the section entitled “Description of Series A Preferred—Voting Rights” and the Series A Certificate of Designations.

Description of Warrants

The Warrants will have an Exercise Price of $[•] per Warrant Share and will not be exercisable until 90 days following their issuance. In addition, until such time as we have obtained stockholder approval of an amendment to our Amended and Restated Certificate of Incorporation (our “Charter”) to increase the number of our authorized shares of Common Stock in an amount sufficient to allow for the exercise of such Warrants (the “Charter Amendment Approval”), the Warrants will not be exercisable for shares of our Common Stock and instead, upon any exercise of the Warrants, we will be obligated to settle such exercised Warrants in cash by making a cash payment to the holder of such exercised Warrants in an amount equal to the positive difference, if any, between (i) the closing price of our Common Stock on the date of exercise, in the case such exercise occurs during normal trading hours, or the most recent closing price of our Common Stock immediately preceding the time of such exercise, in all other cases, and (ii) the Exercise Price of the Warrants (the “Cash Settlement Payment”). Following the Charter Amendment Approval, a holder of Warrants may, at such holder’s option, elect to exercise the Warrants on a cashless basis if a registration statement registering the shares of Common Stock issuable upon exercise of the Warrants (the “Common Shares Registration Statement”) has not then been declared effective by the SEC at the time of exercise. At all times following the effective date of the Common Shares Registration Statement, the Warrants will be exercisable for shares of our Common Stock only. The Warrants will expire on the fifth anniversary of the date of issuance. The shares of Common Stock issuable upon exercise of the Warrants are not being offered pursuant to this prospectus and are not being registered on the registration statement of which this prospectus is a part.

Trading Market

We anticipate that upon the SEC declaring the registration statement effective, and FINRA approving the symbol we requested for the shares of Series A Preferred, that the Series A Preferred will initially be subject to quotation and trading on Nasdaq, of which there can be no assurance, under the symbol “MARKP.” We do not intend to list the Warrants on any national securities exchange or any other nationally recognized trading system.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, which may include working capital, acquisitions and capital expenditures. See “Use of Proceeds” below for more information.
Risk Factors	Investing in our securities involves a high degree of risk. You should carefully consider the risks described under the section entitled “Risk Factors” beginning on page 10 for a discussion of some of the factors you should carefully consider before deciding to invest in our securities.
Certain U.S. Federal Income Tax Considerations

For a discussion of the U.S. federal income tax consequences of purchasing, owning and disposing of the Series A Preferred and the Warrants, please see the section entitled “Certain U.S. Federal Income Tax Considerations.” You should consult your independent tax advisor with respect to the U.S. federal income tax consequences of owning the Series A Preferred in light of your own particular situation and with respect to any tax consequences arising under the laws of any other taxing jurisdiction.

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Form

The Series A Preferred and the Warrants will be represented by one or more global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company (“DTC”).

Settlement	Delivery of the Series A Preferred and the Warrants offered hereby will be made against payment therefor through book-entry facilities of the DTC.

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Summary Selected Condensed Consolidated Financial Information

The following summary selected condensed consolidated financial information as of and for the years ended December 31, 2019 and 2018 have been derived from our audited financial statements. The financial information as of and for the three months ended March 31, 2020 and 2019 is derived from our unaudited condensed consolidated financial statements. The condensed consolidated financial information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2020 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, each of which is incorporated by reference into this prospectus. The results indicated below and elsewhere in this prospectus are not necessarily indicative of our future performance.

Summary Balance Sheet Information

	March 31, 2020	December 31, 2019	December 31, 2018
	(dollars in thousands)
Cash and cash equivalents	$1,617	$272	$1,410
Total assets	11,996	14,827	93,808
Total Debt	14,931	15,025	38,314
Total liabilities	37,267	42,555	106,932
Total stockholders’ deficit	(25,271)	(27,728)	(13,124)

In the table above, the balance sheet information as of December 31, 2018 contains assets of a disposal group totaling $73,089 and liabilities of a disposal group totaling $41,682.

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Summary Statement of Operations and Comprehensive Income Information

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018
	(unaudited)	(unaudited)	(audited)	(audited)
	(dollars in thousands, except per share amounts)
Revenue	$431	$1,209	$5,020	$10,053
Operating loss from continuing operations	(3,484)	(5,855)	(22,754)	(44,500)
Total other income (expense), net	1,061	(1,874)	(250)	25,795

Loss from continuing operations	$(2,423)	$(7,729)	$(23,004)	$(18,565)
Loss from discontinued operations	—	(1,123)	(2,610)	(2,993)
Net loss	$(2,423)	$(8,852)	$(25,614)	$(21,558)
Comprehensive loss	$(2,241)	$(8,946)	$(25,873)	$(21,641)

Weighted-average shares outstanding, basic and diluted	53,775	39,258	44,432	39,053

Net loss per share, basic and diluted
Continuing operations	$(0.05)	$(0.20)	$(0.52)	$(0.48)
Discontinued operations	—	(0.03)	(0.06)	(0.07)
Consolidated	$(0.05)	$(0.23)	$(0.58)	$(0.55)

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Risk Factors

Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information described below and in the documents incorporated by reference into this prospectus that summarizes the risks that may materially affect our business before you decide to purchase our securities. The risks and uncertainties described in this prospectus are not the only ones we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business, business prospects, results of operations or financial condition. Any of the risks and uncertainties set forth herein, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporated by reference into this prospectus, could materially and adversely affect our business, results of operations and financial condition. This could cause the market price of our stock to decline, perhaps significantly, and you may lose part or all of your investment.

Risks Related to this Offering and Ownership of the Securities Offered Hereby

The Series A Preferred ranks junior to all of our indebtedness and other liabilities

In the event of our bankruptcy, liquidation, dissolution or winding-up of our affairs, our assets will be available to pay obligations on the Series A Preferred only after all of our indebtedness and other liabilities have been paid. The rights of holders of the Series A Preferred to participate in the distribution of our assets will rank junior to the prior claims of our current and future creditors and any future series or class of preferred stock we may issue that ranks senior to the Series A Preferred. Also, the Series A Preferred effectively ranks junior to all our existing and future indebtedness and to the indebtedness and other liabilities of our existing subsidiaries and any future subsidiaries. Our existing subsidiaries are, and future subsidiaries would be, separate legal entities and have no legal obligation to pay any amounts to us in respect of dividends due on the Series A Preferred.

At March 31, 2020, our total liabilities equaled approximately $37.3 million. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets to pay amounts due on any or all of the Series A Preferred then outstanding.

Any future debt instruments we may issue may restrict the authorization, payment or setting apart of dividends on the Series A Preferred. Also, future offerings of debt or senior equity securities may adversely affect the market price of the Series A Preferred. If we decide to issue debt or senior equity securities in the future, it is possible that these securities will be governed by an indenture or other instruments containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Series A Preferred and may result in dilution to owners of the Series A Preferred. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. The holders of the Series A Preferred will bear the risk of our future offerings, which may reduce the market price of the Series A Preferred and will dilute the value of their holdings in us.

We must adhere to prescribed legal requirements and also have sufficient cash in order to be able to pay dividends.

Our ability to pay cash dividends on the Series A Preferred requires us to have either net profits or positive net assets (total assets less total liabilities) over our capital, in order to be permitted to pay dividends under applicable provisions of the DGCL.  We cannot assure you that we will have either net profits or positive net assets over our capital.

Further, notwithstanding these factors, we may not have sufficient cash to pay dividends on the Series A Preferred. Our ability to pay dividends may be impaired if any of the risks described in this prospectus, including the documents incorporated by reference herein, were to occur. Also, payment of our dividends depends upon our financial condition and other factors as our Board may deem relevant from time to time. We cannot assure you that our businesses will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to make distributions on our Common Stock, if any, and preferred stock, including the Series A Preferred to pay our indebtedness or to fund our other liquidity needs.

If our Series A Preferred is delisted, the ability to transfer or sell shares of the Series A Preferred may be limited and the market value of the Series A Preferred will likely be materially adversely affected.

The Series A Preferred does not contain provisions that are intended to protect investors if our Series A Preferred is delisted from the Nasdaq Capital Market. If our Series A Preferred is delisted from the Nasdaq Capital Market, investors’ ability to transfer or sell shares of the Series A Preferred will be limited and the market value of the Series A Preferred will likely be materially adversely affected. Moreover, since the Series A Preferred has no stated maturity date, investors may be forced to hold shares of the Series A Preferred indefinitely while receiving stated dividends thereon when, as and if authorized by our Board and paid by us with no assurance as to ever receiving the liquidation value thereof.

The market for the Series A Preferred may not provide investors with adequate liquidity.

While we expect that the Series A Preferred will be listed on the Nasdaq Capital Market, the trading market for the Series A Preferred may not be maintained and may not provide investors with adequate liquidity. The liquidity of the market for the Series A Preferred depends on a number of factors, including prevailing interest rates, our financial condition and operating results, the number of holders of the Series A Preferred, the market for similar securities and the interest of securities dealers in making a market in the the Series A Preferred. We cannot predict the extent to which investor interest in our Company will maintain the trading market in our securities, or how liquid that market will be. If an active market is not maintained, investors may have difficulty selling shares of our securities.

There is no public market for the Warrants being offered by us in this offering.

There is no established trading market for the Warrants, and we do not expect a market to develop. We do not intend to list the Warrants on any national securities exchange or any other nationally recognized trading system. Without an active market, the liquidity of the Warrants will be limited.

We have insufficient authorized capital stock to issue Common Stock to all of the holders of our outstanding stock options and warrants (including the Warrants) and will need to seek stockholder approval to authorize additional shares of Common Stock in connection with the exercise of such outstanding securities or any future equity financing transactions.

Our Charter authorizes us to issue up to 100,000,000 shares of our Common Stock, of which 99,408,916 shares were outstanding as of July 31, 2020. In addition, as of July 31, 2020, we had outstanding stock options allowing for the purchase of as many as approximately 15.9 million shares of Common Stock and we had outstanding warrants to purchase 6.6 million shares of Common Stock. If all of our outstanding stock options and warrants were exercised, the total number of shares of our Common Stock that we would be required to issue would greatly exceed the number of our remaining authorized but unissued shares of Common Stock.

As a result of such potential shortfall in the number of our authorized shares of Common Stock, we will have insufficient shares of Common Stock available to issue in connection with the exercise of our outstanding stock options and warrants (including the Warrants) or any future equity financing transaction we may seek to undertake unless we obtain the Charter Amendment Approval. Accordingly, we intend to seek approval of an increase in the number of our authorized shares of Common Stock at a special meeting of our stockholders. However, we cannot assure you that our stockholders would authorize an increase in the number of shares of our Common Stock. Our failure to have a sufficient number of authorized shares of Common Stock for issuance upon future conversion of our outstanding stock options and warrants could result in a breach under such securities, which could adversely affect our business, financial condition, results of operations and prospects. In addition, until such time as we have obtained the Charter Amendment Approval, the Warrants will not be exercisable for shares of our Common Stock and instead, upon any exercise of the Warrants, we will be obligated to settle any exercised Warrants in cash by making the Cash Settlement Payment.

The Warrants may not have any value.

The Warrants will not be exercisable until 90 days following their issuance and will expire on the fifth anniversary of the date of issuance. In addition, until such time as we have obtained the Charter Amendment Approval, the Warrants will not be exercisable for shares of our Common Stock and instead, upon any exercise of the Warrants, we will be obligated to settle any exercised Warrants in cash by making the Cash Settlement Payment. In the event that the price of our Common Stock does not exceed the Exercise Price of the Warrants during the period when the Warrants are exercisable, the Warrants may not have any value.

Future issuances of our securities may reduce the value of the Series A Preferred and the Common Stock.

Upon the completion of this offering, we may sell additional shares of preferred stock, including shares of Series A Preferred, or other securities on terms that may differ from those described in this prospectus. Such shares could rank on parity with or, subject to the voting rights of the Series A Preferred, senior to the Series A Preferred offered hereby as to distribution rights or rights upon liquidation, winding up or dissolution. The subsequent issuance of additional shares of Series A Preferred, or the creation and subsequent issuance of additional classes of preferred stock on parity with the Series A Preferred, could dilute the interests of the holders of Series A Preferred offered hereby. Any issuance of preferred stock that is senior to the Series A Preferred would not only dilute the interests of the holders of Series A Preferred offered hereby, but also could affect our ability to pay distributions on, redeem or pay the liquidation preference on the Series A Preferred.

In addition, sales of a substantial number of shares of our Common Stock or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and could materially impair our ability to raise capital through the sale of additional securities. The sale of a large number of shares of our Common Stock also might make it more difficult for us to sell equity or equity-related securities in the future at a time and at the prices that we deem appropriate.

Market interest rates may materially and adversely affect the value of the Series A Preferred.

One of the factors that influences the price of the Series A Preferred is the dividend yield on the Series A Preferred (as a percentage of the market price of the Series A Preferred) relative to market interest rates. Continued increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of the Series A Preferred to expect a higher dividend yield (and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for dividend payments). Thus, higher market interest rates could cause the market price of the Series A Preferred to materially decrease.

Our ability to use our net operating loss carryforwards may be limited and may be further diminished as a result of this offering.

As of December 31, 2019, we had net operating loss carryforwards (“NOLs”) of $38.0 million. Our ability to fully utilize our NOLs can be adversely affected by “ownership changes” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code’), in a three-year period. Any ownership change is generally defined as a greater than 50% increase in equity ownership by “5% stockholders,” as that term is defined for purposes of Section 382 of the Code in any three-year period. Although we have not completed a full analysis under Section 382 since 2014, equity financings and other transactions that have occurred since then may have resulted in an ownership change as defined in Section 382, thereby significantly reducing our ability to utilize our NOLs. Further, as a result of this Offering, our ability to utilize our NOLs may be further diminished.

Our revenues, operating results and cash flows may fluctuate in future periods, and we may fail to meet investor expectations, which may cause the price of our Series A Preferred to decline.

Variations in our quarterly and year-end operating results are difficult to predict, and our income and cash flows may fluctuate significantly from period to period. If our operating results fall below the expectations of investors or securities analysts, the price of our Series A Preferred could decline substantially. Specific factors that may cause fluctuations in our operating results include:

•	demand and pricing for our products;
•	the impact of the COVID-19 pandemic;
•	competition;
•	fluctuations in our operating expenses due to growth of our business; and
•	general business conditions.

The Series A Preferred represents perpetual equity interests in us, and investors should not expect us to redeem the Series A Preferred on the date the Series A Preferred becomes redeemable by us or on any particular date afterwards.

The Series A Preferred represents perpetual equity interests in us, and it has no maturity or mandatory redemption date and are not redeemable at the option of investors under any circumstances. As a result, the Series A Preferred will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Series A Preferred may be required to bear the financial risks of an investment in the Series A Preferred for an indefinite period of time. In addition, the Series A Preferred will rank junior to all our current and future indebtedness and other liabilities. The Series A Preferred will also rank junior to any other senior securities we may issue in the future with respect to assets available to satisfy claims against us.

The market price of the Series A Preferred and the Common Stock could be substantially affected by various factors.

The market price of the Series A Preferred and the Common Stock could be subject to wide fluctuations in response to numerous factors. The price of the Series A Preferred and the Common Stock that will prevail in the market after this offering may be higher or lower than the offering price depending on many factors, some of which are beyond our control and may not be directly related to our operating performance.

These factors include, but are not limited to, the following:

•	prevailing interest rates, increases in which may have an adverse effect on the market price of the Series A Preferred;
•	trading prices of similar securities;
•	our history of timely dividend payments;
•	the annual yield from dividends on the Series A Preferred as compared to yields on other financial instruments;
•	general economic and financial market conditions;
•	government action or regulation;
•	the financial condition, performance and prospects of us and our competitors;
•	changes in financial estimates or recommendations by securities analysts with respect to us or our competitors in our industry;
•	our issuance of additional preferred equity or debt securities; and
•	actual or anticipated variations in quarterly operating results of us and our competitors.

As a result of these and other factors, investors who purchase securities in this offering may experience a decrease, which could be substantial and rapid, in the market price of the Series A Preferred and the Common Stock, including decreases unrelated to our operating performance or prospects.

A holder of Series A Preferred has extremely limited voting rights.

The voting rights for a holder of Series A Preferred are limited. Our shares of Common Stock are the only class of our securities that carry full voting rights. Voting rights for holders of the Series A Preferred exist primarily with respect to voting on amendments to our Charter, including the Series A Certificate of Designations that materially and adversely affect the rights of the holders of Series A Preferred or authorize, increase or create additional classes or series of our capital stock that are senior to the Series A Preferred. Other than the limited circumstances described in the prospectus and except to the extent required by law, holders of Series A Preferred do not have any voting rights. See “Description of Offered Securities—Series A Preferred—Voting Rights.”

The Warrants are not immediately exercisable and holders of our Warrants will have no rights as a common stockholder until they acquire our Common Stock, which is contingent upon the Charter Amendment Approval.

The Warrants will not be exercisable until 90 days following their issuance. In addition, until such time as we have obtained the Charter Amendment Approval, the Warrants will not be exercisable for shares of our Common Stock and instead, upon any exercise of the Warrants, we will be obligated to settle any exercised Warrants in cash by making the Cash Settlement Payment. Until you acquire shares of our Common Stock upon exercise of your Warrants, you will have no rights with respect to our Common Stock. Upon exercise of your Warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

We have broad discretion in the use of the net proceeds of this offering and may not use them effectively.

We intend to use the net proceeds from this offering for general corporate purposes, which may include working capital, acquisitions and capital expenditures. We have not allocated any specific portion of the net proceeds to any particular purpose, and our management will have the discretion to allocate the proceeds as it determines. We will have significant flexibility and broad discretion in applying the net proceeds of this offering. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds, and you will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

Risks Related to our Business and Industry

The artificial intelligence market is new and unproven, and it may decline or experience limited growth, which would adversely affect our ability to fully realize the potential of our AI platform.

The artificial intelligence market is relatively new and unproven and is subject to a number of risks and uncertainties. We believe that our future success will depend in large part on the growth and acceptance of this market. The utilization of our platform by customers is still relatively new, and customers may not recognize the need for, or benefits of, our platform, which may prompt them to decide to adopt alternative products and services to satisfy their cognitive computing search and analytics requirements. Our ability to expand the market that our platform addresses depends upon a number of factors, including the cost, performance and perceived value of our platform. Market opportunity estimates are subject to significant uncertainty and are based on assumptions and estimates, including our internal analysis and industry experience. Assessing the market for our AI-based products in each of the vertical markets we compete in, or plan to compete in, is particularly difficult due to a number of factors, including limited available information and rapid evolution of the market. As a result, we may experience significant reduction in demand for our products and services due to lack of customer acceptance, technological challenges, competing products and services, decreases in spending by current and prospective customers, weakening economic conditions and other causes. If our market does not experience significant growth, or if demand for our AI-based products decreases, then our business, results of operations and financial condition will be adversely affected.

Laws and regulations concerning data privacy are continually evolving. Failure to comply with these laws and regulations could harm our business.

Portions of our business, primarily our AI solutions, are subject to certain privacy and data protection laws in the U.S and internationally. Our failure to comply with existing privacy or data protection laws and regulations could increase our costs, force us to change or limit the features of our AI software or result in proceedings or litigation against us by governmental authorities or others, any or all of which could result in significant fines or judgments against us, result in damage to our reputation, and result in negative effects on our financial condition and results of operations. Even if concerns raised by regulators, the media, or consumers about our privacy and data protection or consumer protection practices are unfounded, we could suffer damage to our reputation that causes significant negative effects on our financial condition and results of operations.

Privacy and data protection laws are rapidly changing and likely will continue to do so for the foreseeable future, which could have an impact on how we develop and customize our AI products and software. In the U.S., the California Consumer Privacy Act became effective on January 1, 2020 and applies to processing of personal information of California residents. Other states, including Nevada, have enacted or are considering similar privacy or data protection laws that may apply to us. The U.S. government, including the Federal Trade Commission and the Department of Commerce, also continue to review the need for greater or different regulation over the collection of personal information and information about consumer behavior on the Internet and on mobile devices, and the U.S. Congress is considering a number of legislative proposals to regulate in this area. Various government and consumer agencies worldwide have also called for new regulation and changes in industry practices. For example, the European Union (“EU”) General Data Protection Regulation (“GDPR”) became effective on May 25, 2018. GDPR would apply to us should we expand our AI business into member countries of the EU. Violations of the GDPR may result in significant penalties, and countries in the EU are still enacting national laws that correspond to certain portions of the GDPR.

The growth and development of AI may prompt calls for more stringent consumer privacy protection laws that may impose additional burdens on companies such as ours. Any such changes would require us to devote legal and other resources to address such regulation.

Our continuous access to publicly-available data and to data from partners may be restricted, disrupted or terminated, which would restrict our ability to develop new products and services, or to improve existing products and services, which are based upon our AI platform.

The success of our AI-based solutions depends substantially on our ability to continuously ingest and process large amounts of data available in the public domain and provided by our partners, and any interruption to our free access to such publicly-available data or to the data we obtain from our partners will restrict our ability to develop new products and services, or to improve existing products and services. While we have not encountered any significant disruption of such access to date, there is no guarantee that this trend will continue without costs. Public data sources may change their policies to restrict access or implement procedures to make it more difficult or costly for us to maintain access, and partners could decide to terminate our existing agreements with them. If we no longer have free access to public data, or access to data from our partners, our ability to maintain or improve existing products, or to develop new AI-based solutions may be severely limited. Furthermore, we may be forced to pay significant fees to public data sources or to partners to maintain access, which would adversely affect our financial condition and results of operations.

Our AI software and our application software are highly technical and run on very sophisticated third-party hardware platforms. If such software or hardware contains undetected errors, our AI solutions may not perform properly and our business could be adversely affected.

Our AI-based solutions and internal systems rely on software, including software developed or maintained internally and(or) by third parties, that is highly technical and complex. In addition, our AI-based solutions and internal systems depend on the ability of such software to store, retrieve, process, and manage immense amounts of data. The software on which we rely has contained, and may now or in the future contain, undetected errors, bugs, or vulnerabilities. Some errors may only be discovered after the AI-based solution or application software has been released for external or internal use. Errors or other design defects within the software on which we rely may result in a negative experience for our customers, delay product introductions or enhancements, result in measurement or billing errors, or compromise our ability to protect our customers’ data and(or) our intellectual property. Any errors, bugs, or defects discovered in the software on which we rely could result in damage to our reputation, loss of users, loss of revenue, or liability for damages, any of which could adversely affect our business and financial results.

The successful operation of our AI platform will depend upon the performance and reliability of the Internet infrastructure in China.

The successful operation of KanKan will depend on the performance and reliability of the Internet infrastructure in China. Almost all access to the Internet is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology of China. In addition, the national networks in China are connected to the Internet through state-owned international gateways, which are the only channels through which a domestic user can connect to the Internet outside of China. We may not have access to alternative networks in the event of disruptions, failures or other problems with China’s Internet infrastructure. In addition, the Internet infrastructure in China may not support the demands associated with continued growth in Internet usage.

The failure of telecommunications network operators to provide us with the requisite bandwidth could also interfere with the speed and availability of KanKan. We have no control over the costs of the services provided by the national telecommunications operators. If the prices that we pay for telecommunications and Internet services rise significantly, our gross margins could be adversely affected. In addition, if Internet access fees or other charges to Internet users increase, our user traffic may decrease, which in turn may cause a decrease in our revenues.

Delays in collecting amounts receivable arising from our KanKan business in China could negatively impact our results of operations and cash flows.

Generally, Chinese entities tend to pay their vendors on longer timelines than the timelines typically observed in U.S. commerce, while contracts in China can lack the specificity regarding timing of collection that current accounting rules in the U.S. require to record revenue from contracts with customers. The combination of longer collection times and lack of contract specificity regarding timing of collection could result in higher amounts of bad debt expense, less revenue recorded in any particular period and mismatches between the timing of our cash needs and the timing of our cash inflows that could negatively affect our reported results of operations and harm relationships with our vendors, which in turn could harm our business.

If the Chinese government deems that the contractual arrangements in relation to our variable interest entities (“VIEs”) do not comply with its restrictions on foreign investment, or if Chinese regulations or the interpretation of existing regulations changes in the future, we could be subject to penalties or be forced to relinquish our interests in our China operations.

Various regulations in China restrict or prohibit wholly foreign-owned enterprises from operating in specified industries such as Internet information, financial services, Internet access and certain other industries. In order to comply with Chinese regulatory requirements, we conduct certain of our operations in China through contractual arrangements with our VIEs, which are incorporated in China and owned by members of our management team. These contractual arrangements are intended to give us effective control over each of the VIEs and enable us to receive substantially all of the economic benefits arising from the VIEs as well as consolidate the financial results of the VIEs in our results of operations. We expect that an increased amount of our revenue will be generated through our VIEs. Although the VIE structure we have adopted is consistent with longstanding industry practice, and has been adopted by comparable companies in China, there are substantial uncertainties regarding the interpretation and application of Chinese laws and regulations, and there can be no assurance that the Chinese government would agree that these contractual arrangements comply with China’s licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. Chinese laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations.

If the VIE structure is deemed by Chinese regulators having competent authority to be illegal, either in whole or in part, we may lose control of our VIEs and have to modify such structure to comply with regulatory requirements. However, there can be no assurance that we could achieve this without material disruption to our business. Further, if the VIE structure is found to be in violation of any existing or future Chinese laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations. Furthermore, new Chinese laws, rules and regulations may be introduced to impose additional requirements that may be applicable to our contractual arrangements with our VIEs. Occurrence of any of these events could materially and adversely affect our business, financial condition and results of operations.

Our contractual arrangements may not be as effective in providing control over the VIEs as direct ownership.

Because we are restricted or prohibited by the Chinese government from owning certain Internet operations in China, we are dependent on our VIEs, in which we have no direct ownership interest, to provide our FinTech and AI-based products and services through contractual arrangements among the parties and to hold some of our assets. These contractual arrangements may not be as effective in providing control over our operations as direct ownership of these businesses. For example, if we had direct ownership of our VIEs, we would be able to exercise our rights as a shareholder to effect changes in their boards of directors, which in turn could effect changes at the management level. Due to our VIE structure, we have to rely on contractual rights to effect control and management of our VIEs, which exposes us to the risk of potential breach of contract by the VIEs or their shareholders. In addition, as each of our VIEs is jointly owned by its shareholders, it may be difficult for us to change our corporate structure if such shareholders refuse to cooperate with us. In addition, some of our subsidiaries and VIEs could fail to take actions required for our business. Furthermore, if the shareholders of any of our VIEs were involved in proceedings that had an adverse impact on their shareholder interests in such VIE or on our ability to enforce relevant contracts related to the VIE structure, our business would be adversely affected.

Any failure by our VIEs or their shareholders to perform their obligations under the contractual arrangements would have a material adverse effect on our business, financial condition and results of operations.

If our VIEs or their shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce the arrangements. We have also entered into equity pledge agreements with respect to each VIE to secure certain obligations of such variable interest entity or its shareholders to us under the contractual arrangements. However, the enforcement of these agreements through arbitration or judicial agencies may be costly and time-consuming and will be subject to uncertainties in China’s legal system. Moreover, our remedies under the equity pledge agreements are primarily intended to help us collect debts owed to us by the VIEs or the VIEs’ shareholders under the contractual arrangements and may not help us in acquiring the assets or equity of the VIEs.

The contractual arrangements with our VIEs may be subject to scrutiny by China’s tax authorities. Any adjustment of related party transaction pricing could lead to additional taxes, and therefore substantially reduce our consolidated net income and the value of your investment.

The tax regime in China is rapidly evolving and there is significant uncertainty for Chinese taxpayers as Chinese tax laws may be interpreted in significantly different ways. China’s tax authorities may assert that we or the VIEs or their shareholders are required to pay additional taxes on previous or future revenue or income. In particular, under applicable Chinese laws, rules and regulations, arrangements and transactions among related parties, such as the contractual arrangements with our VIEs, may be subject to audit or challenge by China’s tax authorities. If China’s tax authorities determine that any contractual arrangements were not entered into on an arm’s length basis and therefore constitute a favorable transfer pricing, the China tax liabilities of the relevant subsidiaries, VIEs or VIE shareholders could be increased, which could increase our overall tax liabilities. In addition, China’s tax authorities may impose interest on late payments. Our net income may be materially reduced if our tax liabilities increase. It is uncertain whether any new China laws, rules or regulations relating to VIE structures will be adopted or, if adopted, what they would provide.

If we or any of our VIEs are found to be in violation of any existing or future China laws, rules or regulations, or if we fail to obtain or maintain any of the required permits or approvals, the relevant China regulatory authorities would have broad discretion to take action in dealing with these violations or failures, including revoking the business and operating licenses of our China subsidiaries or the VIEs, requiring us to discontinue or restrict our operations, restricting our right to collect revenue, blocking one or more of our websites, requiring us to restructure our operations or taking other regulatory or enforcement actions against us. The imposition of any of these measures could result in a material adverse effect on our ability to conduct all or any portion of our business operations. In addition, it is unclear what impact Chinese government actions would have on us and on our ability to consolidate the financial results of any of our VIEs in our consolidated financial statements, if China’s governmental authorities were to find our legal structure and contractual arrangements to be in violation of China laws, rules and regulations. If the imposition of any governmental actions causes us to lose our right to direct the activities of any of our material VIEs or otherwise separate from any of these entities, and if we are not able to restructure our ownership structure and operations in a satisfactory manner, we would no longer be able to consolidate the financial results of our VIEs in our consolidated financial statements. Any of these events would have a material adverse effect on our business, financial condition and results of operations.

The shareholders, directors and executive officers of the VIEs may have potential conflicts of interest with us.

Our VIEs are owned by members of our management team. In addition, these individuals are also directors and officers of the VIEs. Chinese laws provide that a director and an executive officer owe a fiduciary duty to the company he or she directs or manages. The directors and executive officers of the VIEs must therefore act in good faith and in the best interests of the VIEs, and must not use their respective positions for personal gain. These laws, however, do not require them to consider the best interests of Remark when making decisions as a director or member of the management of the VIEs. Conflicts may arise between these individuals’ fiduciary duties as directors and officers of the VIEs and Remark.

Conflicts of interest may also arise due to the individuals’ roles as shareholders of the VIEs and their duties as our employees. The shareholders of the VIEs may breach, or cause the VIEs to breach, the VIE contracts. As a result, we might have to rely on legal or arbitral proceedings to enforce our contractual rights. Any failure by our VIEs or their shareholders to perform their obligations under the contractual arrangements would have a material adverse effect on our business, financial condition and results of operations.

Our business operations may be harmed by the recent coronavirus outbreak.

Our business operations may be harmed by the effects of the recent global outbreak of a novel strain of coronavirus, COVID-19. We maintain significant operations in China relating to our KanKan business. In an effort to halt the outbreak of COVID-19, national and local governmental authorities in China placed significant restrictions on travel and other activities within China, leading to extended business closures. These restrictions and business closures have limited our operational capabilities, which could have a material impact on our business.

The virus has also spread rapidly across the globe, including the U.S. The pandemic is having an unprecedented impact on the U.S. economy as federal, state and local governments react to this public health crisis, which has created significant uncertainties. These uncertainties include, but are not limited to, the potential adverse effect of the pandemic on the economy, our vendors, our employees and customers and customer sentiment in general. Continued impacts of the pandemic could materially adversely impact global economic conditions, our business, results of operations and financial condition, including our potential to conduct financings on terms acceptable to us, if at all, and may require significant actions in response, including but not limited to expense reductions or pricing discounts, in an effort to mitigate such impacts. In addition, governmental authorities around the world have instituted measures in an effort to control the spread of COVID-19, including travel restrictions, shelter-in-place orders, school closings, closure of non-essential businesses and other quarantine measures, which may make it much more difficult, or temporarily or permanently impossible, for us to provide certain products and services to our customers.

The extent of the impact of the pandemic on our business and financial results will depend largely on future developments, including the duration and severity of the outbreak, the length of the travel restrictions and business closures imposed by domestic and foreign governments, the impact on capital and financial markets and the related impact on the financial circumstances of our customers, all of which are highly uncertain and cannot be predicted. This situation is changing rapidly, and additional impacts may arise that we are not aware of currently.

Our products and internal systems rely on software that is highly technical, and if it contains undetected errors, our business could be adversely affected.

Our products and internal systems rely on software, including software developed or maintained internally and/or by third parties, that is highly technical and complex. In addition, our products and internal systems depend on the ability of such software to store, retrieve, process, and manage immense amounts of data. The software on which we rely has contained, and may now or in the future contain, undetected errors, bugs, or vulnerabilities. Some errors may only be discovered after the code has been released for external or internal use. Errors or other design defects within the software on which we rely may result in a negative experience for users and marketers who use our products, delay product introductions or enhancements, result in measurement or billing errors, or compromise our ability to protect the data of our users and/or our intellectual property. Any errors, bugs, or defects discovered in the software on which we rely could result in damage to our reputation, loss of users, loss of revenue, or liability for damages, any of which could adversely affect our business and financial results.

We may be subject to liability in China with respect to Remark Entertainment for content that is alleged to be socially destabilizing, obscene, defamatory, libelous or otherwise unlawful.

Under the laws of the People’s Republic of China, we will be required to monitor our websites and the websites hosted on our servers and mobile interfaces for items or content deemed to be socially destabilizing, obscene, superstitious or defamatory, as well as items, content or services that are illegal to sell online or otherwise in other jurisdictions in which we operate, and promptly take appropriate action with respect to such items, content or services. We may also be subject to potential liability in China for any unlawful actions of our customers or users of our websites or mobile interfaces or for content we distribute that is deemed inappropriate. It may be difficult to determine the type of content that may result in liability to us, and if we are found to be liable, we may be subject to fines, have our relevant business operation licenses revoked, or be prevented from operating our websites or mobile interfaces in China.

Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

We regard our copyrights, service marks, trademarks, trade secrets and other intellectual property as critical to our success. Unauthorized use of our intellectual property by third parties may adversely affect our business and reputation. We rely on trademark and copyright law, trade secret protection and confidentiality agreements with our employees, customers, business partners and others to protect our intellectual property rights. Despite our precautions, it is possible for third parties to obtain and use our intellectual property without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet related industries are uncertain and still evolving. In particular, the laws of the People’s Republic of China are uncertain or do not protect intellectual property rights to the same extent as do the laws of the United States. Moreover, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Future litigation could result in substantial costs and diversion of resources.

We may be subject to intellectual property infringement claims, which may force us to incur substantial legal expenses and, if determined adversely against us, materially disrupt our business.

We cannot be certain that our brands and services will not infringe valid patents, copyrights or other intellectual property rights held by third parties. We cannot provide assurance that we will avoid the need to defend against allegations of infringement of third-party intellectual property rights, regardless of their merit. Intellectual property litigation is very expensive, and becoming involved in such litigation could consume a substantial portion of our managerial and financial resources, regardless of whether we win. Substantially greater resources may allow some of our competitors to sustain the cost of complex intellectual property litigation more effectively than us; we may not be able to afford the cost of such litigation.

Should we suffer an adverse outcome from intellectual property litigation, we may incur significant liabilities, we may be required to license disputed rights from third parties, or we may have to cease using the subject technology. If we are found to infringe upon third-party intellectual property rights, we cannot provide assurance that we would be able to obtain licenses to such intellectual property on commercially reasonable terms, if at all, or that we could develop or obtain alternative technology. If we fail to obtain such licenses at a reasonable cost, such failure may materially disrupt the conduct of our business, and could consume substantial resources and create significant uncertainties. Any legal action against us or our collaborators could lead to:

•	payment of actual damages, royalties, lost profits, potentially treble damages and attorneys’ fees if we are found to have willfully infringed a third party’s patent rights;
•	injunctive or other equitable relief that may effectively block our ability to further develop, commercialize and sell our products;
•	us or our collaborators having to enter into license arrangements that may not be available on commercially acceptable terms, if at all; or
•	significant cost and expense, as well as distraction of our management from our business.

The negative outcomes discussed above could adversely affect our ability to conduct business, financial condition, results of operations and cash flows.

New regulations governing AI, the Internet and e-commerce may negatively affect our business.

Any new legislation or regulation, or the application of existing laws and regulations to the Internet or other online services, could have a material adverse effect on our business, prospects, and financial conditions and results of operations.

In 2013, the FTC issued a letter reiterating the guidance it issued in 2002, which recommended that all search engine companies ensure that all paid search results are clearly distinguished from non-paid results, that the use of paid search is clearly and conspicuously explained and disclosed and that other disclosures are made to avoid misleading users about the possible effects of paid search listings on search results. The adoption of laws or regulations relating to placement of paid search advertisements or user privacy, defamation or taxation may inhibit the growth in use of the Internet, which in turn, could decrease the demand for our services and increase our cost of doing business or otherwise have a material adverse effect on our business, prospects, financial condition and results of operations.

We face intense competition from larger, more established companies, and we may not be able to compete effectively, which could reduce demand for our services.

The market for the services we offer is increasingly and intensely competitive. Nearly all our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Our competitors may secure more favorable revenue arrangements with advertisers, devote greater resources to marketing and promotional campaigns, adopt more aggressive growth strategies and devote substantially more resources to website and systems development than we do. In addition, the Internet media and advertising industries continue to experience consolidation, including the acquisitions of companies offering travel and finance-related content and services and paid search services. Industry consolidation has resulted in larger, more established and well-financed competitors with a greater focus. If these industry trends continue, or if we are unable to compete in the Internet media and paid search markets, our financial results may suffer.

Additionally, larger companies may implement policies and/or technologies into their search engines or software that make it less likely that consumers can reach our websites and less likely that consumers will click-through on sponsored listings from our advertisers. The implementation of such technologies could result in a decrease in our revenues. If we are unable to successfully compete against current and future competitors, our operating results will be adversely affected.

If we do not effectively manage our growth, our operating performance will suffer and our financial condition could be adversely affected.

Substantial future growth will be required for us to realize our business objectives. To the extent we are capable of achieving this growth, it will place significant demands on our managerial, operational and financial resources. Additionally, this growth will require us to make significant capital expenditures, hire, train and manage a larger work force, and allocate valuable management resources. We must manage any such growth through appropriate systems and controls in each of these areas. If we do not manage the growth of our business effectively, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

In addition, as our business grows, our technological and network infrastructure must keep in-line with our traffic and advertiser needs. Future demand is difficult to forecast and we may not be able to adequately handle large increases unless we spend substantial amounts to augment our ability to handle increased traffic. Additionally, the implementation of increased network capacity contains some execution risks and may lead to ineffectiveness or inefficiency. This could lead to a diminished experience for our consumers and advertisers and damage our reputation and relationship with them, leading to lower marketability and negative effects on our operating results. Moreover, the pace of innovative change in network technology is fast and if we do not keep up, we may lag behind competitors. The costs of upgrading and improving technology could be substantial and negatively affect our business, financial condition, results of operations and cash flows.

Risks Relating to Our Company

We have a history of operating losses and we may not generate sufficient revenue to support our operations.

During the year ended December 31, 2019, and in each fiscal year since our inception, we have incurred net losses and generated negative cash flow from operations, resulting in an accumulated deficit of $346.8 million.

We cannot provide assurance that revenue generated from our businesses will be sufficient to sustain our operations in the long term. We have implemented measures to reduce operating costs, and we continuously evaluate other opportunities to reduce costs further. Additionally, we are working with our advisors to evaluate strategic alternatives, including the potential sale of certain non-core assets, investment assets and operating businesses. We may also need to obtain additional capital through equity financing or debt financing. Should we fail to successfully implement our plans described herein, such failure would have a material adverse effect on our business, including the possible cessation of operations.

Conditions in the debt and equity markets, as well as the volatility of investor sentiment regarding macroeconomic and microeconomic conditions (including developments and volatility arising from COVID-19) will play primary roles in determining whether we can successfully obtain additional capital. We cannot be certain that we will be successful at raising capital, whether in an equity financing, debt financing, or by divesting of certain assets or businesses, on commercially reasonable terms, if at all. In addition, if we obtain capital by issuing equity, such transaction(s) may dilute existing stockholders.

Expanding our international operations involves additional risks, and our exposure to such risks increases as our business continues to expand outside of the United States.

We operate outside of the United States in China. China has different economic conditions, languages, currency, consumer expectations, levels of consumer acceptance and use of the Internet for commerce, legislation, regulatory environments (including labor laws and customs), tax laws and levels of political stability. We are subject to associated risks typical of international businesses, including, but not limited to, the following:

•	Local economic or political instability;
•	Threatened or actual acts of terrorism;
•	Compliance with additional laws applicable to companies operating internationally as well as local laws and regulations, including the Foreign Corrupt Practices Act, data privacy requirements, labor and employment law, laws regarding advertisements and promotions and anti-competition regulations;
•	Diminished ability to legally enforce contractual rights;

•	Increased risk and limits on enforceability of intellectual property rights;
•	Restrictions on, or adverse consequences related to, the withdrawal of non-U.S. investment and earnings;
•	Restrictions on repatriation of cash as well as restrictions on investments in operations;
•	Financial risk arising from transactions in multiple currencies as well as foreign currency exchange restrictions;
•	Difficulties in managing staff and operations due to distance, time zones, language and cultural differences; and
•	Uncertainty regarding liability for services, content and intellectual property rights, including uncertainty as a result of local laws and lack of precedent.

Operating our business in China exposes us to particular risks and uncertainties relating China’s laws and regulations, some of which restrict foreign investment in businesses including Internet content providers, mobile communication and related businesses. In addition, compliance with legal, regulatory or tax requirements in multiple jurisdictions places demands on our time and resources, and we may nonetheless experience unforeseen and potentially adverse legal, regulatory or tax consequences. In China, legal and other regulatory requirements may prohibit or limit participation by foreign businesses, such as by making foreign ownership or management of Internet businesses illegal or difficult, or may make direct participation in those markets uneconomic, which could make our entry into and expansion in those markets difficult or impossible, require that we work with a local partner or result in higher operating costs. Although we have established effective control of our Chinese business through a series of contractual arrangements, future developments in the interpretation or enforcement of Chinese laws and regulations or a dispute relating to these contractual arrangements could restrict our ability to operate or restructure our business or to engage in strategic transactions. The success of our business in China, and of any future investments in China, is subject to risks and uncertainties regarding the application, development and interpretation of China’s laws and regulations. If we cannot effectively manage our China operations, our business, results of operations and financial condition could be adversely affected.

Furthermore, when we accumulate large amounts of cash in China, which we will consider indefinitely reinvested in our China operations, the repatriation of such funds for use in the United States, including for corporate purposes such as acquisitions, stock repurchases, dividends or debt refinancing, may result in additional U.S. income tax expense and higher cost for such capital.

We continue to evolve our business strategy and develop new brands, products and services, and our future prospects are difficult to evaluate.

We are in varying stages of development with regard to our business, including our artificial intelligence business driven by our AI platform, so our prospects must be considered in light of the many risks, uncertainties, expenses, delays, and difficulties frequently encountered by companies in their early stages of development. Some of such risks and difficulties include our ability to, among other things:

•	increase the number of users of our websites and mobile applications;
•	manage and implement new business strategies;
•	successfully commercialize and monetize our assets;
•	successfully attract advertisers for our owned and operated websites;
•	continue to raise additional working capital;
•	manage operating expenses;
•	establish and take advantage of strategic relationships;
•	successfully avoid diversion of management’s attention or of other resources from our existing business;

•	successfully avoid impairment of goodwill or other intangible assets such as trademarks or other intellectual property arising from acquisitions;
•	prevent, or successfully temper, adverse market reaction to acquisitions;
•	manage and adapt to rapidly changing and expanding operations;
•	respond effectively to competitive developments; and
•	attract, retain and motivate qualified personnel.

Because of the early stage of development of certain of our business operations, we cannot be certain that our business strategy will be successful or that it will successfully address the risks described or alluded to above. Any failure by us to successfully implement our new business plans could have a material adverse effect on our business, financial condition, results of operations and cash flows. Furthermore, growth into new areas may require changes to our cost structure, modifications to our infrastructure and exposure to new regulatory, legal and competitive risks.

If we fail to manage our growth, we may need to improve our operational, financial and management systems and processes which may require significant capital expenditures and allocation of valuable management and employee resources. As we continue to grow, we must effectively integrate, develop and motivate new employees, including employees in international markets, while maintaining the beneficial aspects of our company culture. If we do not manage the growth of our business and operations effectively, the quality of our platform and efficiency of our operations could suffer, which could harm our brand, results of operations and business.

We cannot assure you that these investments will be successful or that such endeavors will result in the realization of the full benefits of synergies, cost savings, innovation and operational efficiencies that may be possible or that we will achieve these benefits within a reasonable period of time.

If we are not able to attract and retain key management, we may not successfully integrate acquired assets into our existing business or achieve our other business objectives.

We will depend upon the contributions of our senior management, for our future business success. The loss of the service of any of the key members of our senior management team may significantly delay or prevent the integration of acquired assets and other business objectives.

Our investment in Sharecare’s equity securities involves a substantial degree of risk.

Our investment in Sharecare’s equity securities is illiquid and might fail to appreciate and might decline in value or become worthless. Sharecare is unlikely to pay current dividends on its equity securities, and our ability to realize a return on our investment, and recover our investment, will be dependent on Sharecare’s continued success.

Our ability to realize the value of our investment might be limited, because it is a private company. There is no public market for Sharecare’s securities, which are subject to restrictions on resale that might prevent us from selling such securities during periods in which it would be advantageous to do so. As a result, we might have to wait for a liquidity event, such as a public offering or the sale of Sharecare, to realize the value of our investment, if any.

Our equity position in Sharecare may be diluted if Sharecare issues additional equity, options, or warrants. If Sharecare makes a capital call of its existing equity holders, our position may be diluted if we choose not to contribute additional capital.

We could incur further asset impairment charges for intangible assets or other long-lived assets.

We have intangible assets and other long-lived assets, therefore future lower-than-anticipated financial performance or changes in estimates and assumptions, which in many cases require significant judgment, could result in impairment charges. We test intangible assets that are determined to have an indefinite life for impairment during the fourth quarter of each fiscal year, and assess whether factors or indicators, such as unfavorable variances from established business plans, significant changes in forecasted results or volatility inherent to external markets and industries, become apparent that would require an interim test. Adverse changes in the operating environment and related key assumptions used to determine the fair value of our indefinite lived intangible assets or declines in the value of our Common Stock may result in future impairment charges for a portion or all of these assets. Any further impairment charge could have a material adverse effect on our business, financial position and results of operations, but would not be expected to have an impact on our cash flows or liquidity.

Risks Relating to Our Common Stock

Our stock price has fluctuated considerably and is likely to remain volatile, and various factors could negatively affect the market price or market for our Common Stock.

The trading price of our Common Stock has been and may continue to be volatile. From January 1, 2018 through July 15, 2020, the high and low sales prices for our Common Stock were $15.10 and $0.25, respectively. The trading price of our Common Stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	general market and economic conditions;
•	the low trading volume and limited public market for our Common Stock;
•	minimal third-party research regarding our company; and
•	the current and anticipated future operating performance and equity valuation of Sharecare, in which we have a significant equity investment.

In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. Such broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

The concentration of our stock ownership may limit individual stockholder ability to influence corporate matters.

As of July 31, 2020, our Chairman and Chief Executive Officer, Kai-Shing Tao, may be deemed to beneficially own 10,200,634 shares, or 9.8% of our Common Stock. As a result of his stock ownership, Mr. Tao may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate actions. Such concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our Common Stock.

A significant number of additional shares of our Common Stock may be issued under the terms of existing securities, which issuances would substantially dilute existing stockholders and may depress the market price of our Common Stock.

As of July 31, 2020, we had outstanding stock options allowing for the purchase of as many as approximately 15.9 million shares of Common Stock and we had outstanding warrants to purchase approximately 6.6 million shares of Common Stock. The number of outstanding warrants include certain of the warrants we issued as part of the consideration for our acquisition of assets of China Branding Group Limited (the “CBG Acquisition” and such warrants, the “CBG Acquisition Warrants” and warrants we issued to affiliates of our lenders in connection with the financing we obtained for the CBG Acquisition (the “CBG Financing Warrants”), providing for the right to purchase 40,000 and 6,601,558 shares of Common Stock, respectively, at per-share exercise prices of $10.00 and $1.93, respectively. We are also obligated to issue additional CBG Acquisition Warrants allowing for the purchase of 5,710,000 shares of Common Stock at a per-share exercise price of $10.00 (we have already accounted for the liability associated with such unissued CBG Acquisition Warrants in our consolidated balance sheet as part of the line item Warrant liability). On February 21, 2018, we initiated a legal proceeding seeking, among other things, a declaration that we are not required to deliver the unissued CBG Acquisition Warrants. The parties to the proceeding entered into a Stipulation for Settlement which sets forth terms with respect to the issuance of such unissued CBG Acquisition Warrants. We describe the Stipulation for Settlement in more detail in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Form 10-K”).

The CBG Acquisition Warrants and the CBG Financing Warrants are exercisable on a cashless basis only. As a result of the cashless exercise requirement, neither the CBG Acquisition Warrants nor the CBG Financing Warrants can be exercised for the entire amount of shares purchasable under the warrants, and they effectively cannot be exercised to purchase shares of Common Stock unless the applicable market value of the Common Stock exceeds the applicable exercise price under the terms thereof.

The issuance of Common Stock pursuant to the warrants described above would substantially dilute the proportionate ownership and voting power of existing stockholders, and their issuance, or the possibility of their issuance, may depress the market price of our Common Stock.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of Remark more difficult, which acquisition may be beneficial to stockholders.

Provisions in our Charter and Amended and Restated Bylaws (“Bylaws”), as well as provisions of the DGCL, which may discourage, delay or prevent a merger with, acquisition of or other change in control of Remark, even if such a change in control would be beneficial to our stockholders, include the following:

•	only our Board may call special meetings of our stockholders;
•	our stockholders may take action only at a meeting of our stockholders and not by written consent; and
•	we have authorized, undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval.

Additionally, Section 203 of the DGCL prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. We have not opted out of the restriction under Section 203, as permitted under DGCL.

Use of Proceeds

We estimate that the net proceeds to us from the sale of the Units in this offering will be approximately $13.8 million (assuming the over-allotment option is not exercised), based on the public offering price of $25.00 per Unit, after deducting the total underwriting discounts and commissions payable, excluding estimated offering expenses. This amount does not include the proceeds that we may receive in connection with any exercise of the Warrants issued in this offering. Assuming we obtain the Charter Amendment Approval and the Common Shares Registration Statement is declared effective by the SEC and all of the Warrants issued in this offering were exercised in full at the Exercise Price of $[•] per share, we estimate that we would receive additional net proceeds of approximately $[•]. We cannot predict when or if the Warrants will be exercised, however, and it is possible that the Warrants may expire and never be exercised. In addition, until such time as we have obtained the Charter Amendment Approval, the Warrants will not be exercisable for shares of our Common Stock and instead, upon any exercise of the Warrants, we will be obligated to settle any exercised Warrants in cash by making the Cash Settlement Payment, in which case we will not receive any proceeds from the exercise of the Warrants. Further, following the Charter Amendment Approval, a holder of Warrants may, at such holder’s option, elect to exercise the Warrants on a cashless basis if the Common Shares Registration Statement has not then been declared effective by the SEC at the time of exercise.

We intend to use the net proceeds of the offering for general corporate purposes, which may include working capital, acquisitions and capital expenditures. The precise amount, use and timing of the application of such proceeds will depend on numerous factors, including the cash used in or generated by our operations, the level of our expected sales and marketing activities and the attractiveness of any additional acquisitions or investments. Pending these uses, we intend to invest the net proceeds that we receive from this offering in short-term, investment-grade interest-bearing securities, such as money market accounts, certificates of deposit, commercial paper, and guaranteed obligations of the U.S. government.

DETERMINATION OF OFFERING PRICE

Prior to this offering, there was no public market for the Series A Preferred or the Warrants. The initial public offering price will be determined by negotiation between us and Roth Capital Partners, LLC and The Benchmark Company, LLC, the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include:

•	the information set forth in this preliminary prospectus and otherwise available to the representative;

•	our history and prospects and the history and prospects for the industry in which we compete;

•	our past and present financial performance;

•	our prospects for future earnings and the present state of our development;

•	the general condition of the securities market at the time of this offering;

•	the recent market prices of, and demand for, publicly traded preferred stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

The estimated public offering price set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for the Series A Preferred or the Warrants or that the Series A Preferred will trade in the public market at or above the initial public offering price.

Capitalization

Set forth below is our cash and capitalization as of March 31, 2020:

•	on an actual basis; and
•	on a pro forma as adjusted basis, reflecting the issuance of 600,000 Units offered by this prospectus, at $25.00 per Unit, assuming net proceeds of approximately $13,800,000, excluding estimated offering expenses payable by us.

You should read the information in the below table together with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included in our Form 10-K.

	March 31, 2020
	Actual	As Adjusted
	(in thousands, except par value data)
Cash and cash equivalents	$1,617	$15,417
Note payable	3,000	3,000
Loans payable, current, net of unamortized discount and debt issuance cost	11,931	11,931
Total Debt	14,931	14,931

Preferred stock, $0.001 par value; 1,000,000 shares authorized; none issued	—	1
Common stock, $0.001 par value; 100,000,000 shares authorized; 66,133,888 shares issued and outstanding at March 31, 2020	66	66
Additional paid-in capital	323,958	337,158
Accumulated other comprehensive income	(45)	(45)
Accumulated deficit	(349,250)	(349,250)
Total capitalization	(25,271)	(12,070)

The table above assumes no exercise of the underwriters’ option to purchase additional Units, is based on 66,133,888 shares of Common Stock outstanding as of March 31, 2020, and excludes the following:

•	4,936,313 shares of Common Stock issuable upon exercise of warrants outstanding as of March 31, 2020, at a weighted-average exercise price of $3.06 per share, and 5,710,000 shares of Common Stock issuable upon exercise of warrants we have agreed to issue, at an exercise price of $10.00 per share;
•	10,290,454 shares of Common Stock issuable upon exercise of stock options outstanding as of March 31, 2020, at a weighted-average exercise price of $4.35 per share;

•	8,894,452 shares of Common Stock reserved and available as of March 31, 2020 for future issuance under our equity incentive plans; and
•	33,275,028 shares of Common Stock issued since March 31, 2020.

DESCRIPTION OF CAPITAL STOCK

General

Our Charter authorizes us to issue up to 101,000,000 shares, including 100,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share, of which 690,000 shares have been designated as shares of Series A Preferred. As of close of business on July 31, 2020, there were 99,408,916 shares of Common Stock issued and outstanding, and no shares of preferred stock issued and outstanding.

The following descriptions are summaries of the material provisions and terms of our capital stock and are qualified by reference to our Charter and our Bylaws.

Common Stock

Each share of Common Stock entitles its holder to one vote on all matters to be voted upon by the stockholders. Common stockholders are not entitled to cumulative voting with respect to the election of directors. Subject to the preferences of any outstanding shares of preferred stock, holders of Common Stock may receive ratably any dividends that our Board may declare out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. The Common Stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

Preferred Stock

Under our Charter, our Board is authorized generally without stockholder approval to issue shares of preferred stock in one or more series and, in connection with the creation of each such series, to fix the number of shares of such series and designate the powers, preferences and rights of such series, including dividend rights, redemption rights, liquidation preferences, sinking fund provisions, conversion rights and voting rights, any or all of which may be greater than the rights of the Common Stock.

Anti-Takeover Provisions

Provisions in our Charter and Bylaws, as well as provisions of the DGCL, may discourage, delay or prevent a merger, acquisition or other change in control of Remark, even if such a change in control would be beneficial to stockholders. These provisions include the following:

•	only our Board may call special meetings of our stockholders;
•	our stockholders may take action only at a meeting of our stockholders and not by written consent; and
•	we have authorized undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval.

Additionally, Section 203 of the DGCL prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. We have not opted out of the restriction under Section 203, as permitted under the DGCL.

Listing

Our Common Stock is currently quoted on the NASDAQ Capital Market under the symbol MARK.

Transfer Agent and Registrar

The transfer agent and registrar for the Series A Preferred and for our Common Stock is Computershare.

Description of OFFERED SECURITIES

The description of certain terms of the Units, the Series A Preferred and the Warrants in this summary does not purport to be complete and is in all respects subject to, and qualified in its entirety by the provisions of our Charter, the Series A Certificate of Designations, our Bylaws and the form of Warrant, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Units

Each Unit offered hereby consists of (i) one share of Series A Preferred and (ii) one Warrant which may become exercisable for [•] shares of Common Stock at an Exercise Price of $[•] per Warrant Share. The Units will not be issued or certificated. The shares of Series A Preferred and the Warrants are immediately separable and will be issued separately.

Series A Preferred

General

We are currently authorized to designate and issue up to 1,000,000 shares of preferred stock, par value $0.001 per share, in one or more series and, subject to the limitations prescribed by our Charter and the DGCL, with such powers, preferences and rights as our Board may determine, without any vote or action by our stockholders. As of the date of this prospectus, we have 690,000 shares of Series A Preferred authorized and no shares outstanding.

The Series A Preferred offered hereby, when issued, delivered and paid for in accordance with the terms of the underwriting agreement, will be fully paid and nonassessable. Our Board may, without the approval of holders of the Series A Preferred or our Common Stock, designate additional series of authorized preferred stock ranking junior to or on parity with the Series A Preferred or designate additional shares of Series A Preferred and authorize the issuance of such shares. Designation of preferred stock ranking senior to the Series A Preferred will require approval of the holders of Series A Preferred, as described below in “Voting Rights.”

The registrar, transfer agent and dividend and redemption price disbursing agent in respect of the Series A Preferred is Computershare. Its principal business address is 150 Royall Street, Canton, MA 02021.

Listing

We expect that the Series A Preferred will be quoted on the Nasdaq Capital Market under the symbol “MARKP.” Our goal is to apply to list our Series A Preferred on the Nasdaq Capital Market but there can be no assurance that our Series A Preferred will, in fact, qualify for listing or quotation on Nasdaq.

No Maturity, Sinking Fund or Mandatory Redemption

The Series A Preferred has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them. We are not required to set aside funds to redeem the Series A Preferred.

Ranking

The Series A Preferred will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

(1)	senior to all classes or series of our Common Stock and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3) below;
(2)	on a par with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series A Preferred with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;
(3)	junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up (See “Voting Rights” below); and
(4)	junior to all of our existing and future indebtedness (including indebtedness convertible to our Common Stock or preferred stock) and to any indebtedness and other liabilities of our existing subsidiaries.

Dividends

Holders of shares of the Series A Preferred are entitled to receive, when, as and if declared by the Board, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 9.5% per annum of the $25.00 per share liquidation preference (equivalent to $2.375 per annum per share). All accrued dividends on the Series A Preferred shall be paid in cash only when, as and if declared by the Board out of funds legally available therefor or upon a liquidation or redemption of the Series A Preferred. Our ability to pay cash dividends on the Series A Preferred requires us to have either net profits or positive net assets (total assets less total liabilities) over our capital, in order to be permitted to pay dividends under applicable provisions of the DGCL. We cannot assure you that we will have either net profits or positive net assets over our capital.

Dividends on our Series A Preferred are payable monthly on the 15th day of each month (each such date, a “Dividend Payment Date”); provided that if any Dividend Payment Date is not a business day, as defined in the Series A Certificate of Designations, then the dividend that would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that Dividend Payment Date to that next succeeding business day. “Business day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

Dividends will be payable to holders of record as they appear in our stock records for the Series A Preferred at the close of business on the corresponding record date, which shall be the last day of the calendar month, whether or not a business day, immediately preceding the month in which the applicable Dividend Payment Date falls (each, a “Dividend Record Date”). As a result, holders of shares of Series A Preferred will not be entitled to receive dividends on a Dividend Payment Date if such shares were not issued and outstanding on the applicable Dividend Record Date. The first dividend on our Series A Preferred sold in this offering is payable on [•], 2020 (in the amount of $0.1979 per share, which includes dividends accrued from [•], 2020) to holders of record of the Series A Preferred as of [•], 2020.

Any dividend payable on the Series A Preferred, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. However, the shares of Series A Preferred offered hereby will be credited as having accrued dividends since the first day of the calendar month in which they are issued.

No dividends on shares of Series A Preferred shall be authorized by our Board or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law. You should review the information appearing above under “Risk Factors— We must adhere to prescribed legal requirements and also have sufficient cash in order to be able to pay dividends” for information as to, among other things, other circumstances under which we may be unable to pay dividends on the Series A Preferred.

Notwithstanding the foregoing, dividends on the Series A Preferred will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by our Board. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred that may be in arrears, and holders of the Series A Preferred will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series A Preferred shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

Future dividends on our Common Stock and preferred stock, including the Series A Preferred, will be at the discretion of our Board and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, any debt service requirements and any other factors our Board deems relevant. Accordingly, we cannot guarantee that we will be able to make cash dividends on our preferred stock or what the actual dividends will be for any future period.

Unless full cumulative dividends on all shares of Series A Preferred have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past Dividend Payment Dates, no dividends (other than in shares of Common Stock or in shares of any series of preferred stock that we may issue ranking junior to the Series A Preferred as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up) shall be declared or paid or set aside for payment upon shares of our Common Stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series A Preferred as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. Nor shall any other dividend be declared or made upon shares of our Common Stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series A Preferred as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred and the shares of any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series A Preferred, all dividends declared upon the Series A Preferred and any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series A Preferred shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred and such other series of preferred stock that we may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred and such other series of preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred that may be in arrears.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series A Preferred will be entitled to be paid out of the assets we have legally available for distribution to our stockholders, subject to the preferential rights of the holders of any class or series of our capital stock we may issue ranking senior to the Series A Preferred with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends (whether or not declared) to, but not including, the date of payment, before any distribution of assets is made to holders of our Common Stock or any other class or series of our capital stock we may issue that ranks junior to the Series A Preferred as to liquidation rights.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred and the corresponding amounts payable on all shares of other classes or series of our capital stock that we may issue ranking on a parity with the Series A Preferred in the distribution of assets, then the holders of the Series A Preferred and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of Series A Preferred will be entitled to written notice of any such liquidation, dissolution or winding up no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall not be deemed a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption to the extent described below).

Redemption

The Series A Preferred is not redeemable by us prior to [•], 2023, except as described below under “Optional Redemption” and “Special Optional Redemption.”

Optional Redemption

The Series A Preferred is not redeemable by us prior to [•], 2023. The Series A Preferred may be redeemed in whole or in part (at our option) any time on or after [•], 2023, upon not less than 30 days nor more than 60 days’ written notice by mail prior to the date fixed for redemption thereof, for cash at a redemption price equal to per share, plus any accumulated and unpaid dividends to, but not including, redemption date. If we elect to redeem any shares of Series A Preferred as described in this paragraph, we may use any available cash to pay the redemption price.

Special Optional Redemption

Upon the occurrence of a Change of Control, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date.

A “Change of Control” is deemed to occur when the following have occurred and are continuing:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
•	following the closing of any transaction referred to above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American LLC or Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American LLC or Nasdaq Stock Market.

Redemption Procedures

In the event we elect to redeem Series A Preferred, the notice of redemption will be mailed to each holder of record of the Series A Preferred called for redemption at such holder’s address as it appear on our stock transfer records, not less than 30 nor more than 60 days prior to the redemption date, and will state the following:

•	the redemption date;
•	the number of shares of Series A Preferred to be redeemed;
•	the redemption price;
•	the place or places where certificates (if any) for the Series A Preferred other than through The Depositary Trust Company (“DTC”) are to be surrendered for payment of the redemption price;
•	that dividends on the shares of Series A Preferred to be redeemed will cease to accumulate on the redemption date;
•	whether such redemption is being made pursuant to the provisions described above under “Optional Redemption” or “— Special Optional Redemption”; and
•	if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control.

If less than all of the Series A Preferred held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred except as to the holder to whom notice was defective or not given.

On or after the date fixed for redemption, each holder of Series A Preferred that holds a certificate other than through DTC book entry described below, shall surrender the Series A Preferred at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of Series A Preferred has been given and if we have irrevocably set aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Series A Preferred so called for redemption, then from and after the redemption date (unless default shall be made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accrue on those shares of Series A Preferred, those shares of Series A Preferred shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Series A Preferred is to be redeemed, the Series A Preferred to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method we determine.

In connection with any redemption of Series A Preferred, we shall pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series A Preferred to be redeemed.

Voting Rights

Holders of the Series A Preferred do not have any voting rights, except as set forth below or as otherwise required by the DGCL.

So long as any shares of Series A Preferred remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the votes entitled to be cast by the holders of the Series A Preferred outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a class with all other series of parity preferred stock that we may issue upon which like voting rights have been conferred and are exercisable), (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series A Preferred with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter, repeal or replace our Charter, including by way of a merger, consolidation or otherwise in which we may or may not be the surviving entity, so as to materially and adversely affect and deprive holders of Series A Preferred of any right, preference, privilege or voting power of the Series A Preferred (each, an “Event”). An increase in the amount of the authorized preferred stock, including the Series A Preferred, or the creation or issuance of any additional Series A Preferred or other series of preferred stock that we may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed an Event and will not require us to obtain two-thirds of the votes entitled to be cast by the holders of the Series A Preferred and all such other similarly affected series, outstanding at the time (voting together as a class).

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required is effected, such outstanding shares of Series A Preferred are subject to a notice of redemption pursuant to the provisions described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption” above and funds sufficient to pay the applicable redemption price, including accumulated and unpaid dividends, for all of such shares of Series A Preferred or called for redemption have been set aside for payment.

When the Series A Preferred is entitled to vote, such shares are entitled to one vote per share. In any matter in which the Series A Preferred may vote as a single class with any other series of our preferred stock (as described in this prospectus or as may be required by law), each share of Series A Preferred shall be entitled to one vote per $25.00 of stated liquidation preference.

Except as expressly stated in the Series A Certificate of Designations, or as may be required by applicable law, the Series A Preferred does not bestow any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred, as their names and addresses appear on our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred. We will use our best effort to mail (or otherwise provide) the information to the holders of the Series A Preferred within 30 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

Preemptive Rights

No holders of the Series A Preferred will, as holders of Series A Preferred, have any preemptive rights to purchase or subscribe for our Common Stock or any other security.

Book-Entry Procedures

DTC acts as securities depository for our outstanding Series A Preferred. With respect to the Series A Preferred offered hereunder, we will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Series A Preferred. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the shares of Series A Preferred that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series A Preferred will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in shares of the Series A Preferred must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series A Preferred.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the placement agent, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase shares of Series A Preferred within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Series A Preferred on DTC’s records. You will be considered to be the “beneficial owner” of the Series A Preferred. Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of Series A Preferred are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series A Preferred should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

The laws of some states may require that specified purchasers of securities take physical delivery of shares of Series A Preferred in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing the Series A Preferred.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security, such as you, desires to take any action that a holder is entitled to take under our amended and restated certificate of incorporation (including the Series A Certificate of Designations), DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the Series A Preferred will be sent to Cede & Co. If less than all of the outstanding shares of Series A Preferred are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of Series A Preferred in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the shares of Series A Preferred. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the shares of Series A Preferred are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Series A Preferred are made directly to DTC (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series A Preferred at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series A Preferred. In that event, we will print and deliver certificates in fully registered form for the Series A Preferred. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series A Preferred in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the Series A Preferred will be made in immediately available funds. Secondary market trading among DTC’s participants occurs in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Direct Registration System

The Series A Preferred will be registered in book-entry form through the Direct Registration System (the “DRS”). The DRS is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated shares, which ownership shall be evidenced by periodic statements issued by the depositary to the holders of shares of Series A Preferred entitled thereto. This direct registration form of ownership allows investors to have securities registered in their names without requiring the issuance of a physical stock certificate, eliminates the need for you to safeguard and store certificates and permits the electronic transfer of securities to effect transactions without transferring physical certificates.

Warrants

Each Warrant may become exercisable for [•] shares of our Common Stock at an Exercise Price of $[•] per share. The Warrants will not be exercisable until 90 days following their issuance. In addition, until such time as we have obtained the Charter Amendment Approval, the Warrants will not be exercisable for shares of our Common Stock and instead, upon any exercise of the Warrants, we will be obligated to settle such exercised Warrants in cash by making the Cash Settlement Payment. Following the Charter Amendment Approval, a holder of Warrants may, at such holder’s option, elect to exercise the Warrants on a cashless basis if the Common Shares Registration Statement has not then been declared effective by the SEC at the time of exercise. At all times following the effective date of the Common Shares Registration Statement, the Warrants will be exercisable for shares of our Common Stock only. The Warrants will expire on the fifth anniversary of the date of issuance. Further, a holder of Warrants shall have no right to exercise any portion of a Warrant, to the extent that, after giving effect to such exercise, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of the shares of Common Stock upon such exercise (subject to the right of the holder to increase or decrease such beneficial ownership limitation upon not less than 61 days prior notice provided that such limitation can never exceed 9.99% and such 61 day period cannot be waived). Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Holders of Warrants who are subject to such beneficial ownership limitation are and will remain responsible for ensuring their own compliance with Regulation 13D-G promulgated under the Exchange Act, consistent with their individual facts and circumstances. In addition, pursuant to Rule 13d-3(d)(1)(i) of the Exchange Act, any person who acquires such Warrants with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying Common Stock.

No fractional shares will be issued upon the exercise of a Warrant. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, we will, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

The Exercise Price of the Warrants is subject to adjustment (but not below the par value of our Common Stock) in the case of stock splits, stock combinations, reclassifications or similar events affecting our Common Stock.

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which shares of our Common Stock are converted or exchange for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding Common Stock, then following such event, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Warrants.

Prior to the exercise of any Warrants, holders of the Warrants will not have any of the rights of holders of the Common Stock purchasable upon exercise, including voting rights, however, the holders of the Warrants will have certain rights to participate in distributions or dividends paid on our Common Stock to the extent set forth in the Warrants.

The provisions of the Warrants may be amended as a single class if we have obtained the written consent of holders representing not less than a majority of shares of our Common Stock then exercisable under the Warrants collectively (in which case such amendments shall be binding on all holders of Warrants). However, the number of shares of our Common Stock exercisable, the Exercise Price or the exercise period may not be amended without the written consent of the holder of each such Warrant. The Warrants are governed by New York law and if either party commences an action, suit or proceeding to enforce any provisions of the Warrants, other than pursuant to federal securities laws, then the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

The Warrants will be issued in book-entry form under a warrant agent agreement between Computershare, as warrant agent, and us, and shall initially be represented by one or more book-entry certificates deposited with DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

There is no established public trading market for the Warrants and we do not expect a market to develop. In addition, we do not intend to list the Warrants on any national securities exchange or any other nationally recognized trading system.

The shares of Common Stock issuable upon exercise of the Warrants are not being offered pursuant to this prospectus and are not being registered on the registration statement of which this prospectus is a part. Accordingly, investors may sell the underlying shares only pursuant to the Common Shares Registration Statement, if and/or when it is declared effective by the SEC, an exemption under Rule 144 under the Securities Act, or another applicable exemption under the Securities Act.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations that may be applicable to “U.S. Holders” and “Non-U.S. Holders” (each as defined below and together, a “Holder”) with respect to the initial purchase, ownership and disposition of the Series A Preferred or Warrants (together with our Common Stock, the “Securities”) offered by this prospectus. This discussion only applies to persons purchasing the Securities in this offering and holding the Securities as capital assets within the meaning of Section 1221 of the Code. This discussion does not describe all of the tax consequences that may be relevant to a specific purchaser in light of circumstances particular to such purchaser.

This discussion does not address any alternative minimum tax consequences or any tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction. In addition, this discussion does not address all tax considerations applicable to an investor’s particular circumstances and, this discussion does not address any tax considerations to any person that may be subject to special tax rules, including, without limitation:

•	an insurance company;
•	a tax-exempt organization;
•	a dealer in securities or currencies;
•	a trader in securities that make mark-to-market elections with respect to their securities holdings;
•	certain financial institutions, banks, brokers and other financial institutions;
•	a “S” corporation, a grantor trust, a partnership and any other entity treated as a pass-through for U.S. federal income tax purposes;
•	a commodity broker;
•	a real estate investment trust and a regulated investment company;
•	a “controlled foreign corporation,” a “passive foreign investment company,” and a corporation that accumulates earnings to avoid U.S. federal income tax;
•	a tax qualified retirement plan, including but not limited to a “qualified foreign pension fund” as defined in Section 897(l)(2) of the Code and any entity all of the interests of which are held by any qualified foreign pension fund;
•	a person whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;
•	a U.S. expatriate and a former U.S. citizen or former long-term U.S. resident;
•	a personal holdings company;
•	a person that holds shares as part of a hedge, straddle, conversion, constructive sale or other integrated transaction;
•	a person who owns shares pursuant to the exercise of any employee stock options or otherwise as compensation;
•	a person subject to special tax accounting rules as a result of any item of gross income with respect to shares being taken into account in an applicable financial statement; and
•	a person who, directly, indirectly or constructively (under attribution rules applicable for U.S. federal income tax purposes), owns greater than 5% of our shares.

This discussion does not address the U.S. federal income tax treatment of any entity treated as a pass-through that holds any Securities for U.S. federal income tax purposes (such as a partnership) or of any equity owner (such as a partner) of a pass-through entity that holds any Securities. Accordingly, if you are a pass-through entity or an equity owner of a pass-through entity holding any Security, you should consult your tax advisors as to the particular U.S. federal income tax consequences of acquiring, holding and disposing of any Security.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of any Security, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

U.S. Holders

You are a “U.S. Holder” if you are a beneficial owner (other than a partnership or any other entity or arrangement that is treated as a pass-through entity for U.S. federal income tax purposes) of any Security and you are for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

Non-U.S. Holders

You are a “Non-U.S. Holder” if you are a beneficial owner (other than a partnership or any other entity or arrangement that is treated as a pass-through entity for U.S. federal income tax purposes) of any Security and you are not a U.S. Holder.

Allocation of Purchase Price for All Holders

For U.S. federal income tax purposes, the purchase of a Unit will be treated as the purchase of two components: a component consisting of one share of our Series A Preferred and a component consisting of one Warrant to purchase [•] shares of our Common Stock. The purchase price for each Unit will be allocated between its components in proportion to the relative fair market value of each at the time the Unit is purchased by the Holder. This allocation of the purchase price for each Unit will establish a Holder’s initial tax basis for U.S. federal income tax purposes in the Securities that compose each Unit.

While not completely free from doubt, we intend to take the position that any Cash Settlement Payment should not cause any Warrant to be treated as a forward contract, swap or other derivative. If any Warrant is treated as a forward contract, swap or other derivative, the Holder may be subject to adverse tax consequences. You should consult your own tax advisor concerning the U.S. federal income tax consequences to you if any Warrant is treated as a forward contract, swap or derivative.

Tax Consequences to U.S. Holders

Exercise of Warrants

A U.S. Holder generally will not recognize gain or loss on the exercise of a Warrant and related receipt of shares of our Common Stock (unless cash is received in lieu of the issuance of a fractional share of our Common Stock). A U.S. Holder’s initial tax basis in the shares of our Common Stock received upon the exercise of a Warrant will be equal to the sum of (i) such U.S. Holder’s tax basis in such Warrant plus (ii) the Exercise Price paid by such U.S. Holder on the exercise of such Warrant. A U.S. Holder’s holding period for the shares of our Common Stock received upon the exercise of a Warrant will begin on the day after the date that the Warrant is exercised.

In certain limited circumstances, a U.S. Holder may be permitted to undertake a cashless exercise of Warrants into shares of our Common Stock. The U.S. federal income tax treatment of a cashless exercise of Warrants into shares of Common Stock is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Warrant described in the preceding paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Warrants.

If the Warrant is settled in cash for the Cash Settlement Payment, a U.S. Holder recognizes gain or loss as described below under “Certain U.S. Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Expiration of Warrants.”

Expiration of Warrants

Upon the lapse or expiration of a Warrant, a U.S. Holder will recognize a gain or loss in an amount equal to the difference between (i) such U.S. Holder’s tax basis in the Warrant and (ii) any amount received on expiration. Any such gain or loss generally will be a capital gain or loss and will be long-term capital gain or loss if the Warrant is held for more than one year. Deductions for capital losses are subject to certain limitations.

Distributions on Series A Preferred and Common Stock

If distributions are made with respect to the Series A Preferred, such distributions will be treated as dividends to the extent of our current or accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds such earnings and profits will first be applied to reduce a U.S. Holder’s tax basis in the Series A Preferred on a share-by-share basis, and the excess will be treated as gain from the disposition of the Series A Preferred, the tax treatment of which is discussed below under “Certain U.S. Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Disposition of Our Securities, Including Redemptions.”

Under current law, dividends received by an individual U.S. Holder of the Series A Preferred will be subject to a reduced maximum tax rate of 20% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends received to the extent that the individual U.S. Holder elects to treat the dividends as “investment income,” which may be taken into account as an offset against investment expenses in determining the individual U.S. Holder’s investment interest expense deduction. Furthermore, the rate reduction does not apply to dividends that are paid to an individual U.S. Holder with respect to Series A Preferred that is held for 60 days or less during the 121 day period beginning on the date which is 60 days before the date on which the Series A Preferred becomes ex-dividend (or where the dividend is attributable to a period or periods in excess of 366 days, Series A Preferred that is held for 90 days or less during the 181 day period beginning on the date which is 90 days before the date on which the Series A Preferred becomes ex-dividend). Also, if a dividend received by an individual U.S. Holder that qualifies for the rate reduction is an “extraordinary dividend” within the meaning of Section 1059 of the Code, any loss recognized by such individual U.S. Holder on a subsequent disposition of the stock will be treated as long-term capital loss to the extent of such “extraordinary dividend,” irrespective of such individual U.S. Holder’s holding period for the stock. An individual U.S. Holder should consult its own tax advisors regarding the implications of these rules in light of their particular circumstances.

Dividends received by a corporate U.S. Holder generally will be eligible for the dividends received deduction. Each domestic corporate U.S. Holder of the Series A Preferred is urged to consult with its tax advisors with respect to the eligibility for and the amount of any dividends received deduction and the application of Section 1059 of the Code to any dividends it may receive on the Series A Preferred.

In general, any dividend received by a U.S. Holder of our Common Stock will be treated as described above.

Constructive Distributions on Series A Preferred

A U.S. Holder may have to include the excess of the redemption price over the issue price (the “Redemption Premium”) in income as a constructive distribution on the Series A Preferred, unless the Redemption Premium is de minimis (as discussed below) or it is determined that the Company is not likely to exercise the Call Option (as defined below). If the Redemption Premium is treated as a constructive distribution, a U.S. Holder would be required to treat the Redemption Premium as a distribution on the Series A Preferred. The constructive distribution of the Redemption Premium would accrue without regard to the U.S. Holder’s method of accounting for U.S. federal income tax purposes at a constant yield determined under principles similar to the determination of original issue discount (“OID”) pursuant to Treasury Regulations under Sections 1271 through 1275 of the Code (the “OID Rules”), although the application of principles, similar to those applicable to debt instruments with OID, to the Redemption Premium is uncertain. The constructive distribution of the Redemption Premium would be treated as an actual distribution for U.S. federal income tax purposes that would constitute a dividend, return of capital or capital gain to the U.S. Holder of the Series A Preferred in the same manner as cash distributions described under “Certain U.S. Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Distributions on Series A Preferred and Common Stock.”

If the issue price of the Series A Preferred is determined under principles similar to the OID Rules, the issue price for the Series A Preferred should be the initial offering price to the public (excluding bond houses and brokers) at which a substantial amount of the Series A Preferred is sold minus the amount allocated to the Warrants as discussed above under “Certain U.S. Federal Income Tax Considerations—Allocation of Purchase Price for All Holders.” However, the Redemption Premium for the Series A Preferred may be treated as de minimis, as determined under principles similar to the OID Rules. Under the OID Rules, the Redemption Premium will be considered de minimis if the Redemption Premium is less than 0.0025 of the Series A Preferred’s liquidation value of $25.00 at maturity, multiplied by the number of complete years to maturity. Because the determination under the OID Rules of a maturity date for the Series A Preferred is unclear, the remainder of this discussion assumes that the Series A Preferred is issued with a Redemption Premium greater than a de minimis amount.

We have the right to call the Series A Preferred for redemption on or after [•], 2023, and have the option to redeem the Series A Preferred upon any Change of Control (collectively the “Call Option”). The stated redemption price of the Series A Preferred upon any redemption pursuant to our Call Option is equal to $25.00 per share, plus any accrued and unpaid dividends and is payable in cash.

The Call Option should not require constructive distributions of the Redemption Premium, if based on all of the facts and circumstances as of the issue date, a redemption pursuant to the Call Option is not likely to occur. The Treasury Regulations provide that an issuer’s right to redeem will not be treated as more likely than not to occur if: (i) the issuer and the holder of the stock are not related within the meaning of Section 267(b) or Section 707(b) of the Code (substituting “20%” for the phrase “50%”); (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock; and (iii) exercise of the right to redeem would not reduce the yield on the stock determined using principles applicable to the determination of OID under the OID Rules. The fact that a redemption right is not within the safe harbor described in the preceding sentence does not mean that an issuer’s right to redeem is more likely than not to occur and the issuer’s right to redeem must still be tested under all the facts and circumstances to determine if it is more likely than not to occur. We do not believe that a redemption pursuant to the Call Option should be treated as more likely than not to occur under the foregoing test. Accordingly, no U.S. holder of the Series A Preferred should be required to recognize constructive distributions of the Redemption Premium because of our Call Option.

Prospective U.S. Holders of the Series A Preferred should consult their own tax advisors regarding the potential implications of the constructive distribution rules.

Disposition of Our Securities, Including Redemptions

Upon any sale, exchange, redemption (except as discussed below) or other disposition of any Security, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized by the U.S. Holder and the U.S. Holder’s adjusted tax basis in the Security. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Security is longer than one year. A U.S. Holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

A redemption of your Series A Preferred for cash will be treated as a sale or exchange if it (1) results in a “complete termination” of your interest in our stock, (2) is not “essentially equivalent to a dividend” with respect to you, or (3) is “substantially disproportionate” with respect to you, each within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, stock considered to be owned by you by reason of certain constructive ownership rules, as well as shares actually owned by you, must generally be taken into account. If you do not own (actually or constructively) any additional Securities or our Common Stock, or own only an insubstantial percentage of our stock, and do not participate in our control or management, a redemption of your Series A Preferred will generally qualify for sale or exchange treatment. Otherwise, the redemption may be taxable as a dividend to the extent of our current or accumulated earnings and profits as discussed above with respect to distributions generally. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular U.S. Holder depends upon the facts and circumstances at the time that the determination must be made, prospective U.S. Holders are advised to consult their own tax advisors regarding the tax treatment of a redemption. If a redemption of Series A Preferred is treated as an exchange, it will be taxable as described in the preceding paragraph. If a redemption is treated as a distribution, the entire amount received will be treated as a distribution and will be taxable as described under the caption “Certain U.S. Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Distributions on Series A Preferred and Common Stock” above.

In general, a redemption of any Common Stock held by a U.S. Holder will be treated as described above.

Additional Medicare Contribution Tax

An additional tax of 3.8% generally will be imposed on the “net investment income” of U.S. Holders who meet certain requirements and are individuals, estates or certain trusts. Among other items, “net investment income” generally includes gross income from dividends and net gain attributable to the disposition of certain property, such as any Security. In the case of individuals, this tax will only apply to the lesser of (i) the individual’s “net investment income” or (ii) the excess of such individual’s modified adjusted gross income over $200,000 ($250,000 for married couples filing a joint return and surviving spouses, and $125,000 for married individuals filing a separate return). U.S. Holders should consult their tax advisors regarding the possible applicability of this additional tax in their particular circumstances.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply with respect to payments of dividends, constructive or actual, on any Security and to certain payments of proceeds on the sale or other disposition of any Security. Certain non-corporate U.S. Holders may be subject to U.S. backup withholding (currently at a rate of 24%) on payments of dividends, constructive or actual, on any Security and certain payments of proceeds on the sale or other disposition of any Security unless the beneficial owner thereof furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, which may entitle the U.S. Holder to a refund, provided the U.S. Holder timely furnishes the required information to the Internal Revenue Service (“IRS”).

Tax Consequences to Non-U.S. Holders

Exercise of Warrants

See discussion of the rules applicable to the exercise of a Warrant and related receipt of shares of our Common Stock under “Certain U.S. Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Exercise of Warrants.”

Expiration of Warrants

If a Warrant expires without being exercised, a Non-U.S. Holder that is engaged in a U.S. trade or business to which any income from the Warrant would be effectively connected or who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the expiration occurs (and certain other conditions are met) will recognize a capital gain or loss as described under “Certain U.S. Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Expiration of Warrants.”

Distributions on the Series A Preferred  and Common Stock

If distributions are made with respect to the Series A Preferred, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code and may be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the Non-U.S. Holder’s basis in the Series A Preferred and, to the extent such portion exceeds the Non-U.S. Holder’s basis, the excess will be treated as gain from the disposition of the Series A Preferred, the tax treatment of which is discussed below under “Certain U.S. Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Disposition of Our Securities, Including Redemptions.” In addition, if we are a U.S. real property holding corporation, i.e. a “USRPHC,” and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 30% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, subject to the withholding rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 15% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under “Certain U.S. Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Disposition of Our Securities, Including Redemptions”), with a credit generally allowed against the Non-U.S. Holder’s U.S. federal income tax liability in an amount equal to the amount withheld from such excess.

Dividends paid to a Non-U.S. Holder of the Series A Preferred will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) are not subject to the withholding tax, provided that certain certification and disclosure requirements are satisfied including completing IRS Form W-8ECI (or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder of the Series A Preferred who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (i) complete IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such Non-U.S. Holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (ii) if the Series A Preferred is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury Regulations. A Non-U.S. Holder of the Series A Preferred eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

In general, any dividend received by a Non-U.S. Holder of our Common Stock will be treated as described above.

Constructive Distributions on Series A Preferred

A Non-U.S. Holder may have to include the Redemption Premium in income as a constructive distribution on the Series A Preferred, unless the Redemption Premium is de minimis or it is determined that the Company is not likely to exercise the Call Option, in the same manner as discussed under “Certain U.S. Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Constructive Distributions on Series A Preferred.”

Disposition of Our Securities, Including Redemptions

Any gain realized by a Non-U.S. Holder on the disposition of any Security will not be subject to U.S. federal income or withholding tax unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States);
•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or
•	we are a USRPHC for U.S. federal income tax purposes, at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for any Security.

A Non-U.S. Holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code, and if it is a corporation, may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax (or at such reduced rate as may be provided by an applicable treaty) on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. For a Non-U.S. Holder described in the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, a Non-U.S. Holder may qualify for an exemption from U.S federal income tax based on our status as a USRPHC.  If no exemption is available and we are a USRPHC, a Non-U.S. Holder’s proceeds received on the disposition of any Security will generally be subject to withholding at a rate of 15% and such Non-U.S. Holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply.  Non-U.S. Holders should consult with their tax advisors on the availability of any such exemption in the event of we become a USRPHC.

If a Non-U.S. Holder is subject to U.S. federal income tax on any sale, exchange, redemption (except as discussed below), or other disposition of any Security, such a Non-U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized by the Non-U.S. Holder and the Non-U.S. Holder’s adjusted tax basis in the Security. Such capital gain or loss will be long-term capital gain or loss if the Non-U.S. Holder’s holding period for the Security is longer than one year. A Non-U.S. Holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers. The receipt of any redemption proceeds attributable to any accrued but unpaid dividends on the Series A Preferred generally will be subject to the rules discussed above in “Certain U.S. Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Distributions on the Series A Preferred.” A payment made in redemption of the Series A Preferred may be treated as a dividend, rather than as payment in exchange for the Series A Preferred, in the same circumstances discussed above under “Certain U.S. Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Disposition of Our Securities, Including Redemptions.” Each Non-U.S. Holder of the Series A Preferred should consult its own tax advisors to determine whether a payment made in redemption of the Series A Preferred will be treated as a dividend or as payment in exchange for the Series A Preferred.

In general, a redemption of any Common Stock held by a Non-U.S. Holder will be treated as described above.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends, constructive or actual, paid to such Non-U.S. Holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. A Non-U.S. Holder will not be subject to backup withholding on dividends, constructive or actual, paid to such Non-U.S. Holder as long as such Non-U.S. Holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person as defined under the Code), or such Non-U.S. Holder otherwise establishes an exemption. Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of any Security unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption. U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (provisions which are commonly referred to as “FATCA”), generally impose a 30% withholding tax on dividends, on any Security paid on or after July 1, 2014, and the gross proceeds of a sale or other disposition of any Security paid on or after January 1, 2019, to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements; and (ii) specified other foreign entities unless such an entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements. Non-U.S. Holders should consult their own tax advisors regarding the application of FATCA to them and whether it may be relevant to their purchase, ownership and disposition of any Security.

UNDERWRITING

Roth Capital Partners, LLC and The Benchmark Company, LLC are joint bookrunning managers of the offering, and are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase severally and not jointly, and we have agreed to sell to that underwriter, the respective number of Units set forth opposite the underwriter’s name.

Underwriters	Number of Units
Roth Capital Partners, LLC	[•]
The Benchmark Company, LLC	[•]
Total	600,000

The underwriting agreement provides that the obligations of the underwriters to purchase the aggregate number of Units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the Units offered hereby (other than those covered by the underwriters’ option to purchase additional Units described below) if they purchase any Units.

Option to Purchase Additional Securities

We have granted to the underwriters an option, exercisable for up to 45 days from the date of this prospectus, to purchase up to 90,000 additional Units at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase the number of additional Units approximately proportionate to that underwriter’s initial purchase commitment.

Underwriting Discount and Expenses

The underwriters are purchasing the Units from us at $[•] per Unit (representing approximately $[•] aggregate gross proceeds to us, before we deduct our out-of-pocket expenses of approximately $[•]). The underwriters propose to offer the Units to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may effect such transactions by selling Units to or through dealers, at that price less a concession not in excess of $[•] per Unit. Such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of Units for whom they may act as agents or to whom they may sell as principal.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Unit		Total
	Without Option to Purchase Additional Units	With Option to Purchase Additional Units	Without Option to Purchase Additional Units	With Option to Purchase Additional Units
Public offering price
Underwriting discounts and commissions
Proceeds to us, before expenses

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and reimbursements, will be approximately $[•]. We have also agreed to reimburse the Underwriters for certain expenses incurred in connection with this offering pursuant to the underwriting agreement, including certain legal fees, in an amount not to exceed $[•].

Lock-Up Agreement

We have agreed with the underwriters, subject to certain limited exceptions, not to sell or transfer any Units or securities that are substantially similar to the Units (collectively, the “Lock-up Securities”), for 90 days after the date of this prospectus without first obtaining the written consent of Roth Capital Partners, LLC, on behalf of the underwriters. Specifically, we have agreed, subject to certain limited exceptions, not to (i) sell, offer, contract to sell, pledge, grant any option to purchase or otherwise dispose of, directly or indirectly, any Lock-up Securities, or any securities convertible into or exercisable or exchangeable for Lock-Up Securities, or (ii) enter into any swap or other arrangement that transfer to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Units or such other securities, in cash or otherwise, or (3) file any registration statement with the Commission relating to the offering of any Lock-Up Securities or any securities convertible into or exercisable or exchangeable for Lock-Up Securities, except for the offering of the Units pursuant to the underwriting agreement and this prospectus.

The representatives, in their sole discretion, may release any of the Lock-up Securities in whole or in part at any time with or without notice. The representatives have no present intent or arrangement to release any of the Lock-up Securities. The release of any lock-up is considered on a case-by-case basis. Factors that will be considered in deciding whether to release Units may include the length of time before the lock-up period expires, the number of Units involved, the reason for the requested release, market conditions, the trading price of the Series A Preferred and the Common Stock and the historical trading volume of the Common Stock.

Listing

We expect that the Series A Preferred will be quoted on the Nasdaq Capital Market under the symbol “MARKP”. Our goal is to apply to list our Series A Preferred on the Nasdaq Capital Market but there can be no assurance that our Series A Preferred will, in fact, qualify for listing or quotation on Nasdaq. However, our plan is to have the initial closing of our Series A Preferred after the sale of [•] Series A Preferred, resulting in proceeds of $[•] million which will qualify for quotation on Nasdaq, provided that we have the minimum number of holders of the Series A Preferred. See “Risk Factors.” We do not plan on applying to list any of the Warrants on any national securities exchange or any other nationally recognized trading system.

Passive Market Making

In connection with the offering, the underwriters may engage in passive market making transactions in shares of Series A Preferred or our Common Stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of securities in this offering and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell the securities offered hereby in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of securities in excess of the number of securities to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of securities made in an amount up to the number of Units represented by the underwriters’ over-allotment option. In determining the source of securities to close out the covered syndicate short position, the underwriters will consider, among other things, the price securities available for purchase in the open market as compared to the price at which they may purchase our securities through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases of securities in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of our securities in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing our securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of securities in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when a representative repurchases securities originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of our stock. They may also cause the price of shares of Series A Preferred or our Common Stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ Global Select Market or in the over- the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Additional Relationships and Conflict of Interest

The underwriters and their affiliates may, from time to time in the future, engage in transactions with and perform services for us in the ordinary course of their business. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments in us and actively trade in our debt and equity securities (or related derivative and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments.

Electronic Distribution

This prospectus and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of Units for sale to their online brokerage account holders. Units will be allocated to underwriters that may make Internet distributions on the same basis as other allocations. In addition, Units may be sold by the underwriters to securities dealers who resell such Units to online brokerage account holders.

Other than this prospectus and the accompanying prospectus in electronic format, information contained in any website maintained by an underwriter is not part of this prospectus or the accompanying prospectus or registration statement of which the accompanying prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase our securities. The underwriters are not responsible for information contained in websites that they do not maintain.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Selling Restrictions

European Economic Area

This prospectus does not constitute an approved prospectus under Directive 2003/71/EC and no such prospectus is intended to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented Directive 2003/71/EC (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if and to the extent that they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)   to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c)	in any other circumstances which do not require any person to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the expression may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto including the 2010 PD Amending Directive to the extent implemented in each Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus is not an approved prospectus for purposes of the UK Prospectus Rules, as implemented under the EU Prospectus Directive (2003/71/EC), and have not been approved under section 21 of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) by a person authorized under FSMA. The financial promotions contained in this prospectus are directed at, and this prospectus is only being distributed to, (1) persons who receive this prospectus outside of the United Kingdom, and (2) persons in the United Kingdom who fall within the exemptions under articles 19 (investment professionals) and 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (all such persons together being referred to as “Relevant Persons”). This prospectus must not be acted upon or relied upon by any person who is not a Relevant Person. Any investment or investment activity to which this prospectus relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person that is not a Relevant Person.

The underwriter has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any of the shares of common stock in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and
(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

Legal Matters

The validity of the securities offered hereby will be passed upon by Olshan Frome Wolosky LLP, New York, New York. Pryor Cashman LLP, New York, New York, is counsel for the Underwriters in connection with this offering.

Experts

Cherry Bekaert LLP, our independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2019 and 2018, and for the years then ended, contained in our Annual Report on Form 10-K for the year ended December 31, 2019. These financial statements are incorporated by reference in this prospectus and elsewhere in this registration statement. Such financial statements are incorporated by reference in reliance on their reports given upon their authority as experts in auditing and accounting.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the securities to be sold pursuant to this prospectus. This prospectus does not contain all the information contained in the registration statement. For additional information with respect to the Company and the securities that may be sold pursuant to this prospectus, we refer you to the registration statement and the exhibits and schedules attached to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

We are also subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file periodic reports, proxy and information statements and other information with the SEC. Our filings with the SEC are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also find documents we filed on our website at www.remarkholdings.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents already on file with the SEC that contain that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of the securities covered by this prospectus, provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any Current Report on Form 8-K (and exhibits filed on such form that are related to such items):

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on May 29, 2020;
2.	Our Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2020, filed with the SEC on July 6, 2020; and
3.	Our Current Reports on Form 8-K filed with the SEC on January 6, 2020, March 4, 2020, March 6, 2020, March 20, 2020, March 27, 2020, April 14, 2020, May 13, 2020, May 26, 2020, May 28, 2020, July 20, 2020, July 24, 2020 and July 31, 2020.

Upon written or oral request, we will provide at no cost to the requester a copy of all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may obtain copies of these documents from us, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by requesting them in writing or by telephone at the following address:

Remark Holdings, Inc.

800 S. Commerce Street

Las Vegas, NV 89106

Attention: Chief Executive Officer

(702) 701-9514

600,000 Shares of 9.5% Series A Cumulative Redeemable Perpetual Preferred Stock

[•] Warrants Which May Become Exercisable to Purchase up to [•] Shares of Common Stock

REMARK HOLDINGS, INC.

PROSPECTUS

[•], 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates, except for the SEC registration fee:

SEC registration fee	$2,239.05
FINRA filing fee	4,381.25
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent fees and expenses	*
Miscellaneous fees and expenses	*
Total	$6,620.30

Item 14. Indemnification of Directors and Officers.

Our Charter provides that, to the fullest extent permitted by the DGCL, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Each of our Charter and Bylaws also provide as follows:

(a)	The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
(b)	The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)	To the extent that a present or former director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in sections (a) and (b) above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
(d)	Any indemnification under sections (a) and (b) above (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in sections (a) and (b) above. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders of the Company.

We have obtained liability insurance covering our directors and executive officers for claims asserted against them or incurred by them in such capacity.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, we sold the following securities without registration under the Securities Act:

•	On January 23, 2017 and March 16, 2017, we issued a total of 290,000 and 92,308 shares, respectively, of our Common Stock to accredited investors in private placements in exchange for $1.0 million and $0.3 million, respectively.
•	On September 5, 2017, we issued a total of 751,880 shares of our Common Stock to an accredited investor in a private placement in exchange for $2.0 million.
•	On November 13, 2017, we sold 142,857 shares to an accredited investor in a private placement for $0.5 million. On December 20, 2017, we sold 833,334 shares to Charoen Pokphand Group in a private placement for $10.0 million.
•	On November 2, 2018, we sold 200,000 shares to an accredited investor in a private placement for $0.5 million. On December 4, 2018, we sold an aggregate of 2,384,616 shares to accredited investors in private placements for an aggregate of $3.1 million.
•	On June 19, 2019, we issued 1,250,000 shares of our Common Stock to an accredited investor in a private placement in exchange for $1.0 million.
•	On September 13, 2019, we issued 2,300,000 shares of our Common Stock to an accredited investor in a private placement in exchange for $1.8 million.
•	On December 23, 2019, we issued 1,000,000 shares of our Common Stock to an accredited investor in a private placement in exchange for $0.5 million.

We made the offers and sales of securities in the above-described private placements in reliance upon an exemption from registration requirements pursuant to Section 4(a)(2) under the Securities Act, as amended, based upon representations made to us by the investors in purchase agreements we entered into with the investors.

Item 16. Exhibits and Financial Statement Schedules

		Incorporated Herein By Reference To
Exhibit Number	Description	Document	Filed On	Exhibit Number
1.1 *	Underwriting Agreement
2.1 [1]	Unit Purchase Agreement, dated August 18, 2015, by and among Remark Media, Inc. (n/k/a Remark Holdings, Inc.), Vegas.com, LLC and the sellers listed on the signature page thereto	8-K	08/20/2015	2.1
2.2 [1]	Second Amended and Restated Asset and Securities Purchase Agreement, dated as September 20, 2016, by and among China Branding Group Limited (in official liquidation), certain of its managers and subsidiaries listed on the signature page thereto, the joint official liquidators, KanKan Limited and Remark Media, Inc. (n/k/a Remark Holdings, Inc.)	8-K	09/26/2016	2.1
2.3 [1]	Membership Interest Purchase Agreement, dated as of March 15, 2019, by and between VDC-MGG Holdings LLC and Remark Holdings, Inc.	8-K	03/19/2019	2.1
3.1	Amended and Restated Certificate of Incorporation	8-K	12/30/2014	3.1
3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	8-K	01/12/2016	3.1
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	8-K	06/08/2016	3.1
3.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	8-K	04/11/2017	3.1
3.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	8-K	07/24/2020	3.1
3.6	Certificate of Correction of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation	8-K	07/31/2020	3.1
3.7	Amended and Restated Bylaws	8-K	02/13/2015	3.1
4.1	Specimen certificate of common stock of Remark Media, Inc. (n/k/a Remark Holdings, Inc.)	10-K	03/23/2012	4.1
4.2	Registration Rights Agreement dated as of September 24, 2015 by and between Remark Media, Inc. (n/k/a Remark Holdings, Inc.) and the Subscribers listed on the signature page thereto	8-K	09/28/2015	10.4
4.3	Form of CBG Acquisition Warrant	8-K	09/26/2016	4.1
4.4	Form of CBG Financing Warrant	8-K	09/26/2016	4.2
4.5	Registration Rights Agreement, dated as of March 3, 2020, by and between Remark Holdings, Inc. and Aspire Capital Fund, LLC	8-K	03/04/2020	4.1
4.6	Description of Registrant’s Securities	10-K	05/29/2020	4.6
4.7*	Certificate of Designations of 9.5% Series A Cumulative Redeemable Perpetual Preferred Stock
4.8*	Form of Warrant
5.1*	Opinion of Olshan Frome Wolosky LLP
10.1 [2]	2010 Equity Incentive Plan	8-K	06/21/2010	10.34
10.2 [2]	2014 Incentive Plan, as amended January 11, 2016	8-K	01/12/2016	10.1
10.3 [2]	2017 Incentive Plan	8-K	01/24/2018	10.1

10.4	Letter Agreement dated September 24, 2015 by and among Remark Media, Inc. (n/k/a Remark Holdings, Inc.), Vegas.com, LLC, and James B. Gibson in his capacity as Seller Representative	8-K	09/28/2015	10.1
10.5	Registration Rights Agreement dated as of September 20, 2016, by and between Remark Media, Inc. (n/k/a Remark Holdings, Inc.) and the Subscribers listed on the signature page thereto	8-K	09/26/2016	10.2
21.1	List of Subsidiaries	10-K	05/29/2020	21.1
23.1	Consent of Cherry Bekaert LLP
23.2*	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1)
24.1†	Power of Attorney (included on signature page)

_____________

* To be filed by amendment.

† Previously filed.

1 We have omitted certain schedules and exhibits to these agreements in accordance with item 601(b)(2) of Regulation S-K. We will furnish a copy of any omitted schedule and/or exhibit to the SEC upon request.

2 Management contract or compensation plan or arrangement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant shall be a seller to the purchaser and shall be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 4th day of August, 2020.

REMARK HOLDINGS, INC.

By:	/s/ Kai-Shing Tao
	Name:	Kai-Shing Tao
	Title:	Chairman and Chief Executive Officer (principal executive, financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

	Name and Signature	Title	Date

	/s/ Kai-Shing Tao	Chief Executive Officer and Chairman	August 4, 2020
	Kai-Shing Tao	(principal executive, financial and accounting officer)

	*	Director	August 4, 2020
Theodore Botts

	*	Director	August 4, 2020
Brett Ratner

	*	Director	August 4, 2020
Daniel Stein

	*	Director	August 4, 2020
Elizabeth Xu

*By:	/s/ Kai-Shing Tao
Kai-Shing Tao Attorney-in-Fact